Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

IMPERIAL GROUP, L.P.

ACCURIDE CORPORATION

AND

IMPERIAL GROUP MANUFACTURING, INC.

AUGUST 1, 2013

TABLE OF CONTENTS
Page

ARTICLE 1 - DEFINITIONS AND USAGE		3
1.1	Definitions	3
1.2	Terms Defined Elsewhere in this Agreement	12
1.3	Interpretation	12
ARTICLE 2 - SALE AND PURCHASE OF ASSETS		14
2.1	Sale and Purchase of Assets	14
2.2	Excluded Assets	15
2.3	Liabilities	16
2.4	Purchase Price	18
2.5	Payment of Purchase Price	18
2.6	Determination of Adjustment Amounts	19
2.7	Closing	20
2.8	Closing Deliveries	21
2.9	Allocation of Base Price	23
2.10	Contingent Price Payments	23
ARTICLE 3 - CONVEYANCE OF OWNED REAL PROPERTIES		26
3.1	Real Property Escrow	26
3.2	Real Property Escrow Opening and Closing Dates	27
3.3	Seller’s Real Property Transfer Documents	27
3.4	Buyer’s Real Property Transfer Documents	27
3.5	Recording of Title	28
3.6	Title Policies	28
3.7	Closing Costs and Recording Fees	28
3.8	Apportionments for Real Properties	29
3.9	Form 1099-B	30
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SELLER		30
4.1	Organization and Qualification of Seller and Parent	30
4.2	Authority of Seller and Parent	31
4.3	No Conflicts	31
4.4	Notices and Consents	32
4.5	Financial Matters	32
4.6	Title to and Condition of Assets	32
4.7	Insurance	33
4.8	Taxes	33
4.9	Conduct of Business	34
4.10	Material Contracts	36
4.11	Permits; Compliance with Law	38
4.12	Employee Benefits	39
4.13	Seller Employees	41
4.14	Proceedings	42
4.15	Governmental Orders	42
4.16	Environmental Matters	42
4.17	Real Properties	43
4.18	Intellectual Property	45
4.19	Related Party Transactions	47
4.20	Sufficiency of Assets	47
4.21	Customers and Suppliers	47
4.22	Inventory	47
4.23	Accounts Receivable	48
4.24	Product Warranties; Recalls	48
4.25	Brokers and Finders	48
4.26	No Fraudulent Conveyance	49
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER		49
5.1	Incorporation and Qualification of Buyer	49
5.2	Authority of Buyer	49
5.3	No Conflicts	50
5.4	Notices and Consents	50
5.5	Brokers	50
5.6	Proceedings	50
5.7	Environmental and Engineering Reports	50
5.8	Limitation on Seller Representations and Warranties	51
ARTICLE 6 - COVENANTS AND AGREEMENTS OF THE PARTIES		51
6.1	Public Announcements	51
6.2	Post-Closing Inspection of Records; Cooperation	52
6.3	Confidential Information	53
6.4	Non-Competition; Non-Solicitation Covenants of Seller and Parent	54
6.5	Injunctive Relief; Adjustment of Restrictions to Comply With Law	56
6.6	Employees	56
6.7	Transfer Taxes and Apportionments	58
6.8	Liability for Taxes	59
6.9	Receipt and Handling of Funds Following Closing	60
6.10	Bulk Sales Laws	60
6.11	Parent Guaranty	60
6.12	Warranty Claims	61
6.13	Further Assurances; Non-Assignable Assets	62
6.14	Cooperation on Tax Matters	62
6.15	Covenants Regarding Plating Line	63
ARTICLE 7 - INDEMNIFICATION		64
7.1	General	64
7.2	Seller’s Indemnification Obligations	64
7.3	Buyer’s Indemnification Obligations	65
7.4	Limitation on Indemnification Obligations	66
7.5	Losses Net of Tax Benefit	68
7.6	Losses Net of Insurance	68
7.7	Cooperation	69
7.8	Third Party Claims	69
7.9	Other Indemnification Matters	70
7.10	Indemnification Exclusive Remedy	71
ARTICLE 8 - MISCELLANEOUS		71
8.1	Notices	71
8.2	Transaction Expenses	73
8.3	Entire Agreement	73
8.4	Non-Waiver	73
8.5	Counterparts and Electronic Signatures	73
8.6	Severability	74
8.7	Binding Effect; Benefit	74
8.8	Assignability	74
8.9	Applicable Law	74
8.10	Waiver of Trial by Jury	74
8.11	Consent to Jurisdiction	74
8.12	Amendments	75
8.13	Dates and Times	75
8.14	Joint Preparation	75

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of August 1, 2013, is made by and among Imperial Group, L.P., a Delaware limited partnership (“Seller”), Accuride Corporation, a Delaware corporation (“Parent”), and Imperial Group Manufacturing, Inc., a Delaware corporation (“Buyer”).  Seller, Parent and Buyer are sometimes each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           Seller, an indirect wholly owned subsidiary of Parent, owns and operates the Business (as defined below) at its locations in Decatur, Texas, Denton, Texas, Chehalis, Washington, Dublin, Virginia and Portland, Tennessee.

B.           Seller wishes to sell, and Buyer wishes to purchase, the Business and substantially all of Seller’s assets for the consideration and upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

1.1   Definitions.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used in this Agreement have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, with the terms “control” and “controlled” meaning for purposes of this definition, the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by Contract or otherwise.  For the avoidance of doubt, when applied to a corporation, the term “Affiliate” does not include any individual, non-employee director of such corporation (including any employer or Affiliate of such director) unless such individual is the sole director of such corporation.

“Agreement” means this Asset Purchase Agreement and includes the Disclosure Schedule and all other Schedules and Exhibits attached hereto and all amendments hereof.

“Appropriately Posted” means, with respect to any document, information or other data of Seller, that such document, information or data was posted to the Data Room no less than seven (7) days prior to the Closing Date in such a manner that a reasonable Person seeking such document, information or data would find it.

“Base Price” means (i) $30,000,000, plus (ii) the amount of any net Closing Apportionment in Seller’s favor, as contemplated by Section 3.8, minus (iii) the amount, if any, by which the Net Working Capital Amount as reflected on the Final Closing Balance Sheet is less than the Net Working Capital Target, and minus (iv) the amount of any net Closing Apportionment in Buyer’s favor, as contemplated by Section 3.8.

“Business” means the Business of Seller operated as of immediately prior to the Effective Time, including the business of metal stamping and fabrication.

“Business Competitor” means any Person that now or hereafter engages in any business that is competitive with the Business.

“Business Confidential Information” means information owned by Seller, Parent or any Affiliate thereof related to the Business, which is acquired by Buyer pursuant to this Agreement, whether or not patentable, copyrightable or trademarkable, not previously disclosed to a Third Party on a non-confidential basis and not otherwise generally available to the public, including the following: (i) information regarding the Purchased Assets, the Assumed Liabilities or the operations or financial condition of the Business; (ii) information regarding pricing, sales, sales methods, marketing, capital expenditures, costs, joint ventures, business alliances, or purchasing; (iii) information regarding Hired Employees, including their identities, responsibilities, competence and compensation; (iv) customer lists or other information regarding current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (v) information regarding current or prospective vendors, suppliers, distributors, sales representatives, distributors, licensees or other business partners, product specifications, manufacturing procedures, methods, equipment, compositions and technology; (vi) forecasts, projections, budgets, business plans, customer usages and requirements; (vii) planned or pending acquisitions, divestitures or other business combinations; and (viii) Purchased Intellectual Property, trade secrets and proprietary information.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Business EBITDA” means, for any applicable fiscal year, the earnings before interest, income Taxes, depreciation and amortization of Buyer with respect to the Business, determined in accordance with GAAP; provided, however, that (i) such determination shall not take into account any intercompany charges, other than charges for products sold or services provided in the ordinary course of the Business between Buyer and any Affiliate thereof (such excluded intercompany charges to include any management or other similar fees or costs charged to Buyer by Wynnchurch or any Affiliate thereof), and (ii) Business EBITDA shall not (A) include any earnings generated by Buyer’s acquisition of other businesses, companies or assets (other than through organic sales growth), whether through the purchase of assets or stock, merger or any other form of transaction, or any other extraordinary gains or charges, or (B) take into account any costs incurred by or otherwise allocated to Buyer or any Affiliate thereof in connection with the consummation of Buyer’s acquisition of any such other businesses, companies or assets.  Notwithstanding anything to the contrary herein, Business EBITDA shall include Buyer’s pro rata share of arm’s-length, market rate expenses for shared costs and employees used by the Business and other business, companies or assets acquired by Buyer, Wynnchurch or any of their respective Affiliates.

“Change of Control” means (i) any sale, merger, consolidation, tender offer or similar acquisition of shares or other transaction or series of related transactions as a result of which at least a majority of the voting power of a Person is not held, directly or indirectly, by the Persons who held such Person’s securities with voting power before such transactions, or (ii) a sale or other disposition of all or a substantial part of a Person’s assets, whether in one transaction or a series of related transactions; provided, however, that a merger, consolidation or acquisition of shares involving a Person as part of a capital reorganization in which the direct or indirect holders of more than fifty percent (50%) of the voting securities of a Person outstanding immediately prior to such transaction continue to hold, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the voting securities of such Person, or such surviving entity, outstanding immediately after such transaction shall not constitute a “Change of Control.”

“Claims” means and includes (i) all Liabilities; (ii) all claims, losses, damages, judgments, awards, penalties, settlements, assessments, levies, fines and damages; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest, court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, sale order, purchase order, lease, deed, mortgage, license, instrument, note, indenture, or other legally binding agreement, whether written or oral.

“Data Room” means the electronic documentation site titled “Project Stormtrooper” and established by Intralinks at https://services.intralinks.com on behalf of Seller.

“Decatur Plant” means Seller’s plant located at 2188 East Highway 380, Decatur, Texas.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, which forms part of this Agreement.  The Disclosure Schedule includes references to the particular Section of the Agreement that relates to each disclosure.  Any disclosure which may be applicable to another Section of this Agreement will be deemed to be made with respect to such other Section only if reasonably apparent from the face of such disclosure, regardless of whether or not a specific cross reference is made thereto; provided, however, that no disclosure will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

“Effective Time” means 11:59 p.m. (Central Standard Time) on the day immediately preceding the Closing Date.

“Encumbrance” means, subject to Section 4.18(b), any mortgage, pledge, lien (statutory or otherwise), charge, hypothecation, security interest, encumbrance, assessment, charge, adverse right, interest, claim, license, covenant, title defect, option, right of first refusal or other restriction or limitation of any nature whatsoever, including any voting trust or agreement or proxies.

“Environmental Claim” means any Claim, Proceeding or written notice (i) by any Governmental Authority of violation of Law arising out of, based on or resulting from the Release of any Hazardous Material into the environment in contravention of any Environmental Law or Environmental Permit, or (ii) by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release of any Hazardous Material into the environment.

“Environmental Law” means any Law or Governmental Order (i) relating to pollution (or the clean-up thereof) or the protection, replacement or restoration of or injury to natural resources, endangered or threatened species, human health or safety, occupational safety and health or sanitation, or the environment (including ambient air, soil, surface water or groundwater, wetlands, land surface or subsurface strata); or (ii) concerning the Release or threatened Release, or presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, use, reuse, treatment, generation, discharge, transportation, processing, labelling, sale, distribution, handling, production, disposal, leaching, migration, emission, or remediation of any Hazardous Material, together with any Law, Environmental Permit or Governmental Order issued, entered, promulgated or approved thereunder.

“Environmental Permit” means any Permit or Governmental Order required by any applicable Environmental Law for the current conduct of the Business and/or the occupancy or use of any of the Real Properties.

“Equipment” means all vehicles, machinery, equipment, tools, furniture, office equipment, computer hardware (including peripherals), appliances, spare parts, supplies, materials and other items of tangible personal property (other than Inventory) of every kind owned by Seller and used in connection with the Business, wherever located and whether or not carried on the books of Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity (i) a member of any “controlled group” (as defined in Code §414(b)) of which that entity is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of section Code §414(c)) with that entity, (iii) a member of any affiliated service group (within the meaning of Code §414(m)) of which that entity is also a member, or (iv) each entity that is treated as a single employer with the entity for purposes of Section 4001(a)(14) or 4001(b) of ERISA.

“GAAP” means United States generally accepted accounting principles as in effect from time to time and, to the extent in accordance with GAAP, applied on a consistent basis.

“Governmental Authority” means any federal, state, municipal, county, local, foreign supranational or other government, or political subdivision thereof, or any agency, department, commission, board, bureau or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any award, decision, order, ruling, writ, judgment, injunction, plan, decree, stipulation or determination issued, made or given by any Governmental Authority, as amended or modified prior to the date hereof.

“Hazardous Material” means: (i) any chemical, material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic pollutant” or “toxic substance” under any provision of Environmental Law or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; (ii) to the extent subject to regulation under any Environmental Law, any asbestos or asbestos containing material, tremolite, anthophylite or actinolite; (iii) any solvents, degreasers, heavy metals, refrigerants, nitrates, urea formaldehyde, polychlorinated byphenyls, dioxins, petroleum and petroleum products and derivatives; and (iv) any other product, byproduct, compound, substance, chemical, material or waste whose presence, characteristics, nature, quantity, intensity, existence, use, manufacture, possession, handling, disposal, transportation, Release, or effect, either by itself or in combination with other materials is injurious, dangerous, toxic, hazardous to human health, safety or welfare or any other portion of the environment or the exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

“Indemnified Party” means any Seller Indemnified Party or any Buyer Indemnified Party.

“Indemnifying Party” means Seller or Buyer (and, with respect to any application of Section 6.11, Parent), to the extent any such Party is required to indemnify an Indemnified Party pursuant to Section 7.2 or 7.3.

“Intellectual Property” means all of the following rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law and the goodwill associated therewith, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (ii) all Internet domain names and websites; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law) and copyrightable subject matter (including all rights associated therewith), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications, all mask works and mask works registrations and all programs and software, including all source code and object code and the copyrights associated therewith; (iv) confidential information, formulas, designs, devices, technology, know-how, discoveries, research and development, inventions, methods, processes, improvements, compositions and other trade secrets, whether or not patentable; (v) patentable subject matter, patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications pending in this country or any foreign country and Patent Cooperation Treaty and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications and all proprietary rights associates therewith, all shop rights and royalty rights; and all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

“Intellectual Property Registrations” means all items of Intellectual Property that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including trademarks, Internet domain names, copyrights and patents, and pending applications for any of the foregoing.

“Inventory” means all inventory of Seller at all locations (including in transit), including raw and packing materials, work-in-progress, finished goods, supplies, parts (including spare parts, service parts or repair parts) and similar items related thereto, used or held for use by Seller (including all such items that are in transit while owned by Seller, whether to or from Seller or a Third Party at Seller’s direction) and including any such items held by Third Parties pursuant to a bailment arrangement or otherwise.  For added certainty, Inventory does not include any raw or packing materials, work-in-progress, finished goods, patterns, tooling, supplies or parts owned by any Third Party that are in the possession of, or in transit to or from, Seller in connection with work being performed by Seller pursuant to any Contract or arrangement between Seller, on the one side, and any such Third Party on the other side.

“Knowledge” means, when used to qualify a representation, warranty or other statement of Seller in this Agreement, (i) the knowledge that any of Greg Kern, Todd Pollack, Rajneesh Banga, Joe Brodzinski, Chad Monroe, all plant managers of Seller as of immediately prior to the Closing, and Stephen Martin, Parent’s Senior Vice President and General Counsel, actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, assuming or after reasonable inquiry into such fact or matter, and (ii) the actual knowledge, without a duty to inquire, of Rick Dauch and Greg Risch.

“Law” means any treaty, statute, code, law (including common law), bylaw, order, legislation, ordinance, rule or regulation of any Governmental Authority.

“Liability” means with respect to any Person, any liability, debt or obligation of such Person of any kind, character or description, whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, matured or unmatured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is, or is required to be, accrued on the financial statements (if any) of such Person.

“Material Adverse Effect” means any event, circumstance, occurrence, development, fact or state of facts, condition, change or effect that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, operations, business, financial condition, results of operations or condition of Seller or the Business, (b) materially decreases, or would reasonably be expected to materially decrease, the aggregate value of the Business, or (c) prevents, materially delays or materially impedes, or would be reasonably expected to prevent, materially delay or materially impede, Seller from consummating the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change relating to, resulting from or arising out of (i) regional, national or foreign political conditions, (ii) general economic or financial conditions, or developments or conditions in credit, financial or securities markets, including caused by acts of terrorism or war (whether or not declared), or (iii) any action taken by Buyer or any of its Affiliates or Representatives in connection with the Parties’ entry into this Agreement; except, with respect to clauses (i) and (ii), to the extent that any such event, occurrence, fact, condition or change has a disproportionate effect on the condition, business or operations of Seller or the Business, taken as a whole, relative to other businesses in the industry in which Seller operates.

“Net Working Capital Amount” means, as of the Effective Time, the amount in U.S. dollars equal to the aggregate current assets included in the Purchased Assets, minus the aggregate current liabilities included in the Assumed Liabilities, each as determined in accordance with GAAP; provided, however, that for purposes of this definition (i) current assets shall exclude accounts or other amounts receivable from Affiliates of Seller, current and non-current Tax assets, and capitalized variances in inventory and (ii) current liabilities shall exclude accounts payable to Affiliates of Seller, any debt of Seller, current and non-current Tax Liabilities and any reserve for Warranty Claims or other Liabilities that constitute Retained Liabilities.

“Net Working Capital Deficiency” means the amount, if any, by which the Net Working Capital Amount as determined based on the Final Closing Balance Sheet is less than the Net Working Capital Amount as determined based on the Estimated Closing Balance Sheet.

“Net Working Capital Target” means $10,500,000.

“Permit” means any consent, approval, license, registration, certification, listing, permit, franchise or similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) to the extent appropriate reserves have been established or applicable amounts payable accrued in the Final Closing Balance Sheet, (i) statutory liens for Taxes not yet due, (ii) statutory liens of carriers, warehousemen, mechanics, materialmen or other Persons arising in the ordinary course of business for sums which are not delinquent and which are not, individually or in the aggregate, material, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, and (iv) vendors’ Encumbrances on Inventory arising in the ordinary course of business, and (b) regarding the Real Properties, (i) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any of the Real Properties which are not violated by the current use and operation thereof, and (ii) covenants, conditions, restrictions, easements, and other similar matters of public record affecting title to any of the Real Properties which do not materially impair the occupancy or use of thereof for the purposes for which any of the Real Properties is currently used in connection with the Business, and (c) Encumbrances resulting from any action taken or agreement entered into by Buyer or any of its Affiliates in connection with or following the Closing.

“Person” means an individual, partnership (general, limited or limited liability), corporation, limited liability company, joint stock company, trust, estate, unincorporated association, joint venture, other entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period that begins on the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the day immediately preceding Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, formal inquiry, investigation, litigation or lawsuit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment or into or out of any property.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, accountant, financial advisor, legal counsel or other authorized representative of that Person.

“Seller Confidential Information” means information, other than the Business Confidential Information, owned by Seller, Parent or any Affiliate thereof, that has not been previously disclosed to a Third Party on a non-confidential basis and not otherwise generally available to the public, including the following: (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding pricing, sales, sales methods, marketing, capital expenditures, costs, joint ventures, business alliances, or purchasing; (iii) information regarding employees, including their identities, responsibilities, competence and compensation; (iv) customer lists or other information regarding current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (v) information regarding current or prospective vendors, suppliers, distributors, sales representatives, distributors, licensees or other business partners, product specifications, manufacturing procedures, methods, equipment, compositions, technology; (vi) forecasts, projections, budgets, business plans, customer usages and requirements; (vii) planned or pending acquisitions, divestitures or other business combinations; and (viii) Intellectual Property, trade secrets and proprietary information.

“Tax” or “Taxes” means any and all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property (including annual ad valorem and special assessments), personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, payment for unclaimed property or escheatment, fee, assessment, levy, secondary liability, tariff, charge or duty of any kind whatsoever and any surcharge, interest, penalty, addition to tax or additional amount with respect thereto thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under applicable Laws or under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, information statement, schedule, notice, form, declaration, claim for refund, election, designation or any other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax, including supporting schedules, records and statements required to be filed with respect to Taxes.

“Taxing Authority” means the Internal Revenue Service (“IRS”) or any other Governmental Authority responsible for the collection or administration of any Tax.

“Third Party” means any Person other than a Party or any Affiliate or Representative of a Party.

“Third Party Claim” means any demand, claim or Proceeding brought by any Third Party against any Party or any other Indemnified Party, whether or not ultimately determined to be valid.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale and Assignment, the IP Assignments, the Lease Assignments, the Tennessee II Property Lease, the Transition Services Agreement, the Deeds and the other agreements, instruments and documents required to be executed and delivered at the Closing by any Party.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code.

“Wynnchurch” means Wynnchurch Capital Partners III, L.P.

1.2   Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the following Sections so indicated:

Term	Section
Apportioned Obligations	6.7(b)
Assigned Contracts	2.1(e)
Assumed Liabilities	2.3(a)
Balance Sheet	2.6(a)
Balance Sheet Objection	2.6(d)
Benefit Plan	4.12(b)
Bill of Sale and Assignment	2.8(a)(v)
Buyer	Opening Paragraph of this Agreement
Buyer Indemnified Parties	7.2
Buyer Health Plans	6.6(f)
CERCLA	4.16(e)
Claims Threshold Amount	7.4(b)
Closing	2.7
Closing Apportionments	3.8
Closing Date	2.7
Closing Statements	3.3(a)
COBRA	4.12(d)
Collective Bargaining Agreements	4.10(a)(ii)
Contingent Price	2.10
Contingent Price Notice	2.10(a)
Contingent Price Resolution Period	2.10(c)
Contingent Price Review Period	2.10(b)
Contingent Price Year	2.10
Cover Letter	4.10(a)(xi)
Deeds	3.3(b)
EBITDA Target	2.10
Estimated Closing Balance Sheet	2.6(b)
Excluded Assets	2.2
Final Closing Balance Sheet	2.6(f)
Financial Statements	4.5(a)
General Partner	4.1
Hired Employee	6.6(a)
IGMH	2.10(g)
Indemnification Cap	7.4(c)
Independent Accountant	2.6(e)
Intellectual Property Licenses	4.18(c)
Interim Financial Statements	4.5(a)
IP Assignments	2.8(a)(vi)
IRS	In definition of Taxing Authority
Lease Assignments	2.8(a)(xii)
Leased Real Properties	2.1(f)
Limited Partner	4.1
Material Contract	4.10(a)
Multiemployer Plan	4.12(a)
Other Benefit Plan	4.12(a)
Outstanding Contingent Price Objections	2.10(d)
Owned Real Properties	2.1(g)
Parent	Opening Paragraph of this Agreement
Parent Bill of Sale	2.8(a)(v)
Parties and Party	Opening Paragraph of this Agreement
Pension Plan	4.12(a)
Personal Property Transfer Taxes	6.7(a)
Plating Line	6.15
Preliminary Closing Balance Sheet	2.6(c)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(i)
Purchase Price	2.4
Real Properties	2.1(g)
Real Property Leases	2.1(f)
Real Property Escrow	3.1
Recent Balance Sheet	4.5(a)
Required Plating Line Work	6.15(b)
Restricted Period	6.3(a)
Retained Liabilities	2.3(b)
Seller	Opening Paragraph of this Agreement
Seller Indemnified Parties	7.3
Seller Insurance Policies	4.7
Statement of Contingent Price Objections	2.10(c)
Tax Benefit	7.5
Tennessee I Facility	2.2(c)
Tennessee I Lease	2.2(c)
Tennessee II Property	2.2(d)
Tennessee II Property Lease	2.8(a)(ix)
Title Company	3.1
Title Policies	3.6
TTI	4.1
Transition Services Agreement	2.8(a)(xiii)
Warranty Claims	6.12(a)
Warranty Costs	6.12(a)
Welfare Plan	4.12(a)

1.3   Interpretation.  In this Agreement, unless otherwise provided herein or a clear contrary intention appears:

(a)   the singular number includes the plural number and vice versa, and reference to any gender includes the other gender and the neuter, as applicable;

(b)   reference to any Person includes such Person’s heirs, executors, personal representatives, successors and assigns (as applicable), to the extent that such heirs, executors, personal representatives, successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular or limited capacity excludes such Person in any other capacity or individually;

(c)   reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(d)   reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the date hereof or at such other time as referenced herein, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that section or other provision of such Law in effect on the date hereof or at such other time as referenced herein but no Party shall have any Liability for losses or otherwise due to any change in a Law that occurs after the Closing Date, unless expressly set forth herein;

(e)   “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof or any Exhibit or Schedule attached hereto, including the Disclosure Schedule;

(f)   “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and shall be deemed to be followed by the words “without limitation”;

(g)   Article and Section headings are provided for convenience of reference only and shall not affect the construction or interpretation of any provision hereof;

(h)   any references to “Article,” “Section,” “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Article, Section, Schedule or Exhibit of or to this Agreement;

(i)   all accounting terms shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP; and

(j)   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, amendments or supplements thereto.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1   Sale and Purchase of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrance, other than Permitted Encumbrances, all legal and beneficial right, title and interest in and to the property and assets of Seller, wherever located (collectively, and together with any of the assets assigned to Buyer by Parent pursuant to the Parent Bill of Sale, the “Purchased Assets”), including the following:

(a)   all Equipment;

(b)   all Inventory;

(c)   all accounts receivable and all unbilled amounts as of the Effective Time that would be payable by customers of Seller upon issuance of invoice therefor with respect to products or services sold or provided to them by Seller before the Effective Time, and all proceeds of the foregoing;

(d)   all credits, deposits, prepaid expenses, claims for refunds, rights to offset and other similar financial assets;

(e)   Seller’s rights under all Contracts to which it is a party or by which it is bound (collectively, the “Assigned Contracts”);

(f)   Seller’s rights under the real property leases listed on Schedule 2.1(f) (collectively, the “Real Property Leases”) with respect to the real properties specified therein (collectively, the “Leased Real Properties”);

(g)   the real properties owned by Seller and listed on Schedule 3, together in each case with Seller’s right, title and interest in and to all structures, facilities, fixtures and improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing, to the extent transferable with such real properties (collectively, the “Owned Real Properties,” and together with the Leased Real Properties, the “Real Properties”);

(h)   all Permits and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer by their terms or otherwise under applicable Law;

(i)   the Intellectual Property Registrations, including the Intellectual Property Registrations listed on Schedule 2.1(i) and all other Intellectual Property owned by Seller (collectively, the “Purchased Intellectual Property”);

(j)   the telephone (land line and mobile) numbers, facsimile numbers and e-mail addresses listed on Schedule 2.1(j), and all other intangible rights and property of Seller, including going concern value and goodwill;

(k)   all Claims of Seller against Third Parties, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(l)   originals or copies of all data and records (whether in print, electronic or other format), including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to applicable Laws, copies of all personnel records, but excluding the limited partnership records of Seller specified in Section 2.2(j).

2.2   Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)   except as provided in Section 2.1(d), all cash, cash equivalents and short-term investments of Seller;

(b)   any prepaid insurance premiums, prepaid deductibles, reserves for self-insurance arrangements or other similar amounts, or any credits related thereto;

(c)   Seller’s rights under its former lease (as tenant) of the facility located at 160 Kirby Drive, Portland, Tennessee (the “Tennessee I Facility”) pursuant to that certain Amended and Restated Build to Suit Industrial Lease Agreement dated March 17, 2000, as amended between Industrial Realty Partners, LLC and Seller (the “Tennessee I Lease”);

(d)   Seller’s real property, improvements and trade fixtures located at 111 Industrial Drive, Portland, Tennessee (the “Tennessee II Property”), and the Equipment located thereon that comprise the Plating Line;

(e)   any Intellectual Property Registration (including any underlying mark, copyright, invention or other Intellectual Property) listed on Schedule 2.2(e);

(f)   any Benefit Plan of Seller;

(g)   Seller’s rights under this Agreement, any other Transaction Document to which Seller is a Party or any ancillary document or agreement contemplated hereby or thereby;

(h)   Seller’s rights under any Contract listed on Schedule 2.2(h);

(i)   all insurance policies of Seller and the rights thereunder and proceeds thereof;

(j)   the certificate of limited partnership, agreement of limited partnership, minute books and other similar records of Seller;

(k)   any Claim of Seller against Third Parties, whether choate or inchoate, known or unknown, contingent or non-contingent, to the extent applicable to any Excluded Asset or any Retained Liability;

(l)   data and records applicable to any Excluded Asset, any Retained Liability or any Seller employee who is not hired by Buyer in connection with the Closing; and

(m)   the other specified property and assets listed on Schedule 2.2(m).

2.3   Liabilities.

(a)   Assumed Liabilities.  At the Closing, and effective as of the Effective Time, Buyer shall assume and take exclusive responsibility for, and agree to satisfy, pay, perform and discharge in accordance with their respective terms, only the following Liabilities of Seller to the extent relating to the Purchased Assets or the Business (the “Assumed Liabilities”):

(i)   trade or vendor accounts payable incurred in the ordinary course of business and unpaid as of the Effective Time; and

(ii)   Seller’s ongoing payment and performance obligations under the Assigned Contracts and the Real Property Leases, but only to the extent that such obligations are not based on, or do not relate to, any breach by Seller arising, occurring or existing before the Effective Time.

(b)   Retained Liabilities.  The Retained Liabilities shall remain the exclusive responsibility of, and shall be retained, paid, performed and discharged exclusively by, Seller in accordance with their respective terms.  Notwithstanding anything to the contrary contained in Section 2.3 or elsewhere in this Agreement, “Retained Liabilities” shall mean, collectively, every Liability of Seller other than the Assumed Liabilities.  Without limiting the generality of the foregoing, the Retained Liabilities shall include:

(i)   any Liability under any Assigned Contract that arises, accrues or exists after the Effective Time to the extent attributable to any breach of Seller that occurred before the Effective Time;

(ii)   any Liability under any Contract not included in the Assigned Contracts or in the Real Property Leases;

(iii)   to the extent not included as a current liability in the calculation of the Net Working Capital Amount, any Liability of Seller evidenced by any note, loan, borrowing arrangement, debt financing, outstanding check, credit facility, capital lease (except as included in the Assigned Contracts), financial or performance guaranty, surety, indemnity or bond, or any security interest related to any of the foregoing;

(iv)   except as provided in Section 3.8 or 6.7, any Liability of Seller for Taxes;

(v)   (A) any Liability relating to any Benefit Plan of Seller or any ERISA Affiliate, (B) any Liability resulting from a partial or complete withdrawal from any Benefit Plan by Seller or any ERISA Affiliate, and (C) any payroll, sick leave or pay, workers’ compensation, unemployment benefits, or other benefits or compensation of any kind for Seller’s current or former employees;

(vi)   any existing or future Liability with respect to the formerly leased Tennessee I Facility or the Tennessee I Lease, including (A) any Liability for the clean-up or repair of the Tennessee I Facility upon termination or expiration of the Tennessee I Lease, and (B) any costs and expenses incurred by Seller in connection with moving Equipment (including the 250 ton press) from the Tennessee I Facility to the Real Properties and installing and cycling such Equipment at the Real Properties (including any costs for repairs to such Equipment in connection with such move);

(vii)   subject to Buyer’s express obligations under Section 6.6(a), any Liability under any employment, severance, retention or termination agreement (including any Liability under the Separation Pay Plan described on Section 4.12 of the Disclosure Letter and any similar plan) entered into before the Closing with any current or former employee of Seller;

(viii)   any Liability of Seller to any Affiliate or to any shareholder of Seller, including any and all intercompany loans, intercompany obligations and other debt amounts payable by Seller to any Affiliate or any shareholder of Seller;

(ix)   subject to Buyer’s express obligations under Section 6.12, any Warranty Claims;

(x)   subject to Section 7.2(e) and Buyer’s express obligations under Sections 6.15 and 7.3(c), any existing or future Liability for the clean-up, repair and decommissioning of the Plating Line (including the draining of the Plating Line and the disposal of related chemicals);

(xi)   any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by, or any service provided by, Seller or the Business (or any Person for which Seller may be responsible) prior to Closing, except to the extent any such injury is caused by damage to finished goods Inventory occurring after the Closing;

(xii)   any Liability for any environmental contamination or any failure to comply with any Environmental Law described in the engineering and environmental reports, studies, investigations, sampling results and other similar documents disclosed to Seller by Buyer pursuant to Section 5.7, in each case to the extent existing as of the Effective Time; and

(xiii)   any Liability of Seller under this Agreement, any other Transaction Document to which Seller is a Party or any ancillary document or agreement contemplated hereby or thereby.

2.4   Purchase Price.  In consideration of the Purchased Assets, and Seller and Parent’s covenants and agreements contained herein, Buyer shall pay Seller an amount equal to the sum of (a) the Base Price (as finally adjusted) plus (b) the Contingent Price, if any (such amount is referred to herein as the “Purchase Price”).

2.5   Payment of Purchase Price.  The Purchase Price shall be paid as follows:

(a)   Closing Payment to Seller.  At the Closing, Buyer shall pay to or for the account of Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller or Parent, the Base Price estimated in accordance with Section 2.6(b).

(b)   Post-Closing Payment of Net Working Capital Adjustment Amount.  On or before the fifth (5th) Business Day following the determination of the Final Closing Balance Sheet, as applicable, Seller shall pay any Net Working Capital Deficiency to Buyer in cash by wire transfer of immediately available funds to a bank account designated in writing by Buyer to Seller.  Such payment shall be net of any final Closing Apportionments, as contemplated by the last sentence of Section 3.8(b).

(c)   Payment of Contingent Price Amounts.  For each Contingent Price Year in respect of which a Contingent Price amount is agreed upon as payable or finally determined to be payable to Seller by Buyer pursuant to Section 2.10, Buyer shall pay such Contingent Price amount to Seller within the later of (i) sixty (60) days after the date of delivery by Buyer to Seller of Buyer’s audited financial statements for such fiscal year (as contemplated by Section 2.10(a)), or (ii) if Seller delivers to Buyer a Statement of Contingent Price Objections within the Contingent Price Review Period with respect to Buyer’s determination of a Contingent Price amount (including a determination by Buyer that no such amount is payable), five (5) Business Days after such Contingent Price amount (if any) is finally determined in accordance with Section 2.10.

2.6   Determination of Adjustment Amounts.

(a)   Balance Sheet.  As used in this Agreement, “Balance Sheet” shall mean a balance sheet of Seller or Buyer, as applicable, showing the respective book values, as of the Effective Time, of the Purchased Assets and the Assumed Liabilities (and excluding any other assets or Liabilities of Seller).  Each Balance Sheet required by this Section 2.6 shall be prepared in accordance with GAAP and be accompanied by schedules setting forth in reasonable detail the Purchased Assets and the Assumed Liabilities included therein.

(b)   Estimated Closing Balance Sheet.  Attached hereto as Schedule 2.6(b) is (i) a pro forma Balance Sheet, prepared as of the Effective Time, which represents Seller and Buyer’s good faith estimate of the Final Closing Balance Sheet (the “Estimated Closing Balance Sheet”), (ii) a summary statement setting forth the estimated Net Working Capital Amount as reflected on the Estimated Closing Balance Sheet, (iii) a summary statement setting forth an estimate of the Closing Apportionments, determined in accordance with Section 3.8, and (iv) based thereon, Seller and Buyer’s determination of the estimated Base Price to be paid at Closing.

(c)   Preliminary Closing Balance Sheet.  Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a Balance Sheet (the “Preliminary Closing Balance Sheet”) together with a summary statement setting forth the actual amount of the Net Working Capital Amount as reflected on the Preliminary Closing Balance Sheet, and based thereon, such summary statement shall specify Buyer’s determination of the Net Working Capital Deficiency, if any.

(d)   Objection to Preliminary Closing Balance Sheet.  After the Preliminary Closing Balance Sheet is delivered to Seller pursuant to Section 2.6(c), Seller shall have thirty (30) days to review and respond to it in accordance with this Section 2.6(d).  During such thirty (30)-day period, Buyer shall provide Seller and its Representatives with reasonable access to the books and records of Seller that were delivered to Buyer in connection with Closing and, to the extent relevant, of Buyer, and access to Buyer’s Representatives who prepared the Preliminary Closing Balance Sheet, to the extent relevant to verifying the contents of the Preliminary Closing Balance Sheet.  If Seller determines that the Preliminary Closing Balance Sheet has not been prepared in accordance with Sections 2.6(a) and 2.6(c) or is otherwise incorrect or inconsistent with the principles used in the preparation of the Estimated Closing Balance Sheet, then Seller shall inform Buyer on or before the last day of such thirty (30)-day period by delivering written notice of such determination to Buyer (the “Balance Sheet Objection”) setting forth a reasonable description of the specific dispute(s) forming the basis of the Balance Sheet Objection and the adjustments to the Preliminary Closing Balance Sheet that Seller believes should be made.  If no Balance Sheet Objection is delivered to Buyer within such thirty (30)-day period, then Seller shall be deemed to have accepted the Preliminary Closing Balance Sheet.

(e)   Dispute Resolution Following Objection.  If Seller delivers a Balance Sheet Objection to Buyer within the required thirty (30)-day period pursuant to Section 2.6(d), then Buyer and Seller shall promptly meet (in person, by telephone or otherwise) and attempt in good faith to resolve the dispute(s) forming the basis of the Balance Sheet Objection.  If Buyer and Seller are unable to resolve such dispute(s) within forty five (45) days following the delivery of the Balance Sheet Objection to Buyer, then, at any time thereafter, Buyer or Seller shall engage Troy Dahlberg at KPMG LLP or, if Troy Dahlberg is not willing or able to be so engaged, such other Person at KPMG LLP as to which Buyer and Seller mutually agree (the “Independent Accountant”), which Independent Accountant shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Sections 2.6(a) and 2.6(c) and the principles used in the preparation of the Estimated Closing Balance Sheet, and only with respect to the remaining dispute(s) so submitted to the Independent Accountant, whether and to what extent, if any, the items and amounts thereof on the Preliminary Closing Balance Sheet require adjustment.  In connection with the engagement of the Independent Accountant, each of Seller and Buyer shall execute reasonable engagement letters and supply such other documents and information as the Independent Accountant may reasonably require or as either such Party deems reasonably appropriate.  The Independent Accountant shall be instructed to use every reasonable effort to perform his services within fifteen (15) Business Days after submission of the dispute(s) to him and, in any case, as soon as practicable after such submission.  In resolving such dispute(s), the Independent Accountant (i) shall utilize the criteria set forth in Sections 2.6(a) and the principles used in the preparation of the Estimated Closing Balance Sheet, and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as set forth in the Preliminary Closing Balance Sheet and the Balance Sheet Objection.  All fees and expenses of the Independent Accountant in connection with the services provided pursuant to this Section 2.6(e) shall be paid one-half by Buyer and one-half by Seller.

(f)   Final Closing Balance Sheet.  As used in this Agreement, the “Final Closing Balance Sheet” shall mean (i) the Preliminary Closing Balance Sheet if no Balance Sheet Objection is delivered to Buyer during the thirty (30)-day period specified in Section 2.6(d), or (ii) the Preliminary Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and Seller and/or (B) the determination of the dispute(s) in question by the Independent Accountant in accordance with Section 2.6(e).

2.7   Closing.  The consummation by the Parties of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 E. Van Buren, Phoenix, Arizona 85004, commencing at 10:00 a.m. (Central Standard Time) on the date of this Agreement, or such other date, time and location as may be agreed upon in writing by the Parties.  The date of Closing, as determined pursuant to this Section 2.7, is referred to herein as the “Closing Date.”  By agreement of the Parties, the Closing may take place by electronic or facsimile exchange of documents.

2.8   Closing Deliveries.

(a)   At the Closing, Seller or Parent, as applicable, shall deliver to Buyer the following:

(i)   a certificate of status of each of Parent and Seller issued by the Delaware Secretary of State within ten (10) days of the Closing Date;

(ii)   a joint certificate of the respective Secretaries of Parent and the General Partner certifying that attached thereto is a true and complete copy of (A) resolutions adopted by the board of directors of Parent and (B) resolutions adopted by the board of directors of the General Partner, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller or Parent, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect;

(iii)   evidence of the release of all Encumbrances (if any) on the Purchased Assets, other than Permitted Encumbrances;

(iv)   a certificate of amendment, duly executed and prepared for filing with the Secretary of State of Delaware, for the change of Seller’s name to IG Holdings, LP, which shall be filed by Seller with the Secretary of State of Delaware on or immediately following the Closing Date;

(v)   (A) a general bill of sale and assignment for the tangible and intangible personal property included in the Purchased Assets, which shall also contain Buyer’s assumption of the Assumed Liabilities, substantially in the form attached hereto as Exhibit A-1 (the “Bill of Sale and Assignment”), duly executed by Seller, and (B) a general bill of sale and assignment for such tangible and intangible personal property of Parent used in the Business as set forth therein, substantially in the form attached hereto as Exhibit A-2 (the “Parent Bill of Sale”), duly executed by Parent;

(vi)   one or more assignments (as determined by Buyer) of the trademarks, trade names and other items of registered Purchased Intellectual Property and related Intellectual Property Registrations, in such form as Buyer may reasonably request (the “IP Assignments”), duly executed by Seller and the General Partner or Parent, as applicable;

(vii)   original certificates of title (or equivalent documents) for all vehicles of Seller included in the Purchased Assets, completed and endorsed for transfer to Buyer;

(viii)   the documents referenced in Section 3.3;

(ix)   a real property lease for the lease by Seller to Buyer of the Tennessee II Property substantially in the form attached hereto as Exhibit B (the “Tennessee II Property Lease”), duly executed by Seller;

(x)   to the extent any Leased Real Property is encumbered by a mortgage or deed of trust, a duly executed non-disturbance agreement in a customary form as reasonably acceptable to Buyer;

(xi)   Landlord Agreements, in form reasonably acceptable to Buyer, for each of the Leased Real Properties, executed by each of the applicable landlords;

(xii)   (A) an assignment and assumption of lease agreement for each Real Property Lease substantially in the form attached hereto as Exhibit C, duly executed by Seller (or such Affiliate of Seller acting as tenant) and Buyer, and (B) the applicable estoppel and consent agreement to such assignment and assumption, duly executed by the applicable landlord (collectively, the “Lease Assignments”); and

(xiii)   a transition services agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Parent;

(xiv)   the Cover Letter;

(xv)   the consents, authorizations and notices set forth in Section 4.4 of the Disclosure Schedule, in form and substance reasonably acceptable to Buyer, that have been received by Seller as of the Closing Date; and

(xvi)   evidence, in form and substance reasonably satisfactory to Buyer, that Parent has assigned to Buyer all of its right, title and interest in and to the following domain names: www.imperialgroup.com and www.highwayoriginal.com.

(b)   At the Closing, in addition to the Base Price payment to be made by Buyer pursuant to Section 2.5(a), Buyer shall deliver to Seller the following, in each case duly executed by Buyer or the applicable Buyer-related party:

(i)   a certificate of good standing of Buyer issued by the Secretary of State of Delaware within ten (10) days of the Closing Date;

(ii)   a certificate of the Secretary of Buyer certifying that attached thereto is a true and complete copy of resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect;

(iii)   the Bill of Sale and Assignment and the Parent Bill of Sale, duly executed by Buyer;

(iv)   the Lease Assignments, duly executed by Buyer;

(v)   the Tennessee II Property Lease, duly executed by Buyer; and

(vi)   the Transition Services Agreement, duly executed by Buyer.

2.9   Allocation of Base Price.  Seller, Parent and Buyer agree that the Base Price (as finally adjusted in accordance with Section 2.6), the Assumed Liabilities and, to the extent paid by Buyer, any Contingent Price payment shall be allocated among the Purchased Assets in accordance with Code § 1060 and the Treasury Regulations promulgated thereunder and shall be consistent with the form attached as Exhibit E hereto.  Without limiting the foregoing, (a) Exhibit E shall include an allocation of consideration to the Owned Real Properties, and (b) any Contingent Price payment shall be allocated as a Class VII asset (going concern value and goodwill) under Form 8594 (or any successor form).  Seller and Buyer shall use commercially reasonable efforts to reach a written agreement as to the final allocation of the remaining portion of the Base Price and the Assumed Liabilities among all other classes of assets included in the Purchased Assets no later than the date on which the Final Closing Balance Sheet is determined.  If within ten (10) days after such date, Seller and Buyer have not reached such written agreement, then Seller or Buyer may, on behalf of both Parties, engage an independent property valuation firm to which such other Party has consented, such consent not to be unreasonably withheld, conditioned or delayed, to appraise the fair market value of the Purchased Assets or the Owned Real Properties, as applicable, and render such allocation among them, which allocation shall be final and binding on the Parties, absent manifest error.  Such engagement shall entail express instructions to such firm that it is deemed to be jointly engaged by Seller and Buyer and that such firm shall render its allocation as a neutral expert.  Each of Seller and Buyer shall pay fifty percent (50%) of the fees and expenses of such independent property valuation firm.  Buyer and Seller shall report, act and file Tax Returns in all respects and for all purposes consistent with the allocation methodology set forth in this Section 2.9 including IRS Form 8594.  Each Party shall file all Tax Returns (including amended Tax Returns and claims for refunds) in a manner consistent, and shall take no action otherwise inconsistent, with this Section 2.9.

2.10   Contingent Price Payments.  Subject to the provisions of this Section 2.10, for each of fiscal years 2014, 2015 and 2016 (each, a “Contingent Price Year”), Buyer shall pay Seller a cash amount equal to sixty percent (60%) of the amount by which the Business EBITDA for such Contingent Price Year exceeds Seven Million Dollars ($7,000,000) (the “EBITDA Target”); provided, however, that in no event shall the aggregate amount payable by Buyer to Seller pursuant to this Section 2.10 exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (such amount, as finally determined pursuant to this Section 2.10, being the “Contingent Price”).  The Business EBITDA for each applicable Contingent Price Year and the Contingent Price (to the extent payable) shall be determined and paid in accordance with the following provisions of this Section 2.10:

(a)   Buyer shall prepare financial statements for each of the Contingent Price Years in accordance with GAAP and shall have such financial statements audited by a certified public accounting firm selected by Buyer.  Buyer shall use commercially reasonable efforts to have each such audit completed and the resulting audit report delivered no later than one hundred twenty (120) days after the completion of each such Contingent Price Year, and, in any event, Buyer shall cause each such audit to be completed and the resulting audit report delivered no later than one hundred fifty (150) days after the completion of each such Contingent Price Year.  Within five (5) Business Days following its receipt of each such audit report and related financial statements, Buyer shall deliver a copy of such audit report and financial statements to Seller together with written notice, based on such financial statements, of the Business EBITDA for such Contingent Price Year and Buyer’s calculation of the amount of the Contingent Price, if any, for such Contingent Price Year (for each such Contingent Price Year, a “Contingent Price Notice”).

(b)   Seller shall have forty five (45) days from the date of its receipt of each Contingent Price Notice (each, the “Contingent Price Review Period”) to review the financial statements and the related calculations of the Business EBITDA and the Contingent Price (if any) for the Contingent Price Year in question.  During each Contingent Price Review Period, Buyer shall provide Seller and its Representatives with reasonable access to the relevant books and records of Buyer (including work papers prepared by Buyer or any of its Affiliates’ in-house and outside accountants) relating to the preparation of Buyer’s financial statements for such fiscal year and to Buyer’s relevant personnel as Seller may reasonably request for the purpose of reviewing such financial statements and confirming their compliance with the provisions of this Section 2.10, provided that such access shall be during normal business hours and shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer.

(c)   On or prior to the last day of the Contingent Price Review Period for each Contingent Price Notice, Seller may object to Buyer’s determination of the Business EBITDA for the Contingent Price Year that is the subject of such Contingent Price Notice and Buyer’s related calculation of the amount of any Contingent Price based thereon (including any conclusion by Buyer that no Contingent Price amount is payable to Seller for such Contingent Price Year) by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (each such statement, a “Statement of Contingent Price Objections”).  To the extent Seller fails to deliver a Statement of Contingent Price Objections before the expiration of the Contingent Price Review Period for the applicable Contingent Price Notice, the determination of the Business EBITDA and the amount of any Contingent Price (or any determination that none is payable) contained in such Contingent Price Notice shall be deemed to have been accepted by Seller.  If Seller delivers a Statement of Contingent Price Objections before the expiration of the Contingent Price Review Period for the applicable Contingent Price Notice, Buyer and Seller shall negotiate in good faith to resolve the objections stated therein within thirty (30) days after the date of delivery to Buyer of such Statement of Contingent Price Objections (the “Contingent Price Resolution Period”), and, if the same are so resolved within the Contingent Price Resolution Period, the determination of the Business EBITDA and the amount of any Contingent Price (or any determination that none is payable) contained in such Contingent Price Notice, with such changes as are agreed to in writing by Buyer and Seller, shall be final and binding on the Parties.

(d)   If Seller and Buyer fail within the Contingent Price Resolution Period to reach an agreement with respect to all of the objections set forth in any Statement of Contingent Price Objections, then the objections of Seller that remain unresolved (the “Outstanding Contingent Price Objections”) shall be submitted for resolution to the Independent Accountant who, acting as expert and not arbitrator, shall resolve the Outstanding Contingent Price Objections in the manner described in Section 2.6(e) and, based on such resolution, shall make applicable adjustments to the determination of the Business EBITDA and the amount of any Contingent Price (or any determination that none is payable) contained in the Contingent Price Notice that is the subject of the Outstanding Contingent Price Objections.  Each of Seller and Buyer shall pay fifty percent (50%) of the fees and expenses of the Independent Accountant engaged for the purposes of this Section 2.10(d).

(e)   Seller and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to make a written determination with respect to the Outstanding Contingent Price Objections and any corresponding adjustments to the determination of the Business EBITDA and the amount of any Contingent Price (or any determination that none is payable) contained in the Contingent Price Notice that is the subject of such Outstanding Contingent Price Objections as soon as practicable, and in any event within thirty (30) days, after his engagement.  Any such determination reached by the Independent Accountant shall be final, conclusive and binding upon the Parties.

(f)   Following the Closing Date and throughout each Contingent Price Year, Buyer shall (i) maintain separate financial statements for the Business such that the Business EBITDA for each such Contingent Price Year can be calculated as set forth herein, and (ii) use commercially reasonable efforts to maintain the Business.  Except as set forth in this Section 2.10(f), Buyer will have sole discretion in operating the Business from and after the Closing, including during the Contingent Price Years, and does not have any express or implied obligations to generate any minimum level of Business EBITDA or to attempt to maximize Business EBITDA during the Contingent Price Years.  Notwithstanding the foregoing, Buyer will not take any action the principal purpose of which is to reduce the amount of the Contingent Price to be paid to Seller.

(g)   Seller and Parent acknowledge and agree that Buyer and Imperial Group Manufacturing Holding, Inc., a Delaware corporation and the sole stockholder of Buyer (“IGMH”), intend to engage in certain restructuring transactions following the Closing with one or more of their Affiliates, which transactions may be effected through a stock sale, merger, reorganization, recapitalization or other similar transaction involving Buyer or IGMH and one or more of their Affiliates or a transfer of part or all of the assets of Buyer related to the Business to one or more of its Affiliates.  Seller and Parent further acknowledge and agree that the consummation of such transactions (including any change of ownership of any of the Purchased Assets) will not constitute a Change of Control for purposes of Section 2.10(h), or a sale of a material part of the Purchased Assets for purposes of Section 2.10(i), and will have no effect on the obligations of Buyer or any Affiliate or successor thereof with respect to the calculation or payment of the Contingent Price.

(h)   If, at any time before the end of the last Contingent Price Year, there occurs a Change of Control of Buyer and/or any Affiliate of Buyer that is the owner of a majority of the Purchased Assets, and the portion of the enterprise value paid by the acquirer that is attributed to the Business and applicable Purchased Assets is at least $42,500,000, any unpaid Contingent Price will be immediately deemed earned and due and payable to Seller.

(i)   If, at any time before the end of the 2016 fiscal year, Buyer (or, after giving effect to the transactions referred to in Section 2.10(g) or any other similar transaction, any successor thereof or any other successor owner of Purchased Assets that is an Affiliate of Buyer) sells, transfers or otherwise disposes of any material part of the Purchased Assets, other than (i) as part of a Change of Control of Buyer, or (ii) in the case of such part of the Purchased Assets being concurrently replaced with at least substantially equivalent items, the Parties shall confer in good faith within thirty (30) days following the completion of such transaction to negotiate and agree upon a proportionate downwards adjustment to the EBITDA Target for the Contingent Price Year in which such sale, transfer or disposition occurred and for each subsequent Contingent Price Year.  If the Parties are unable to reach such agreement within ninety (90) days following the completion of such transaction, then the Parties shall submit such matter to the Independent Accountant who, acting as expert and not arbitrator, shall determine such downwards adjustment, which determination shall be final and binding on the Parties.  For purposes of this Section 2.10(i), a “material part” of the Purchased Assets means any part of the Purchased Assets whose absence would have a material adverse effect on the Business’s generation of revenues and, thereby, the Business EBITDA.

ARTICLE 3

CONVEYANCE OF OWNED REAL PROPERTIES

In addition to the Closing payments and deliveries referred to in Sections 2.5 and 2.8, the following procedures and requirements set forth in this ARTICLE 3 shall apply to Seller’s conveyance of the Owned Real Properties to Buyer on the Closing Date.  Schedule 3 sets forth the street address and a complete and accurate legal description for each parcel of each of the Owned Real Properties.

3.1   Real Property Escrow.  Promptly following the Parties’ execution and delivery of this Agreement, Seller and Buyer shall establish an escrow (the “Real Property Escrow”) for the sale and purchase of the Owned Real Properties pursuant to this Agreement with First American Title Insurance Company, Minneapolis, MN office (the “Title Company”).  The provisions of this ARTICLE 3 shall constitute escrow instructions to the Title Company, and a copy of this Agreement shall be deposited with the Title Company for such purpose.

3.2   Real Property Escrow Opening and Closing Dates.  The Real Property Escrow shall be deemed open on the date on which a fully executed original copy of this Agreement shall have been delivered to the Title Company.  The closing of the sale and purchase of the Owned Real Properties and the Real Property Escrow shall occur as part of the Closing.  At the Closing, Seller shall transfer fee title to, and possession and control of, the Owned Real Properties to Buyer, or its specified designee(s), free and clear of all Encumbrances, other than Permitted Encumbrances.

3.3   Seller’s Real Property Transfer Documents.  On or before the Closing Date, Seller shall deposit into the Real Property Escrow for delivery to Buyer at the Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:

(a)   an individual closing statement for each Owned Real Property, prepared by the Title Company and approved by the Parties (collectively, the “Closing Statements”);

(b)   a special warranty deed (or state Law equivalent) for each Owned Real Property (collectively, the “Deeds”), in form and substance satisfactory to the Parties, for conveyance by Seller to Buyer of fee title to each such Owned Real Property, subject only to any Permitted Encumbrances;

(c)   to the extent reasonably necessary or required to effectuate the conveyance of each Owned Real Property to Buyer, a certificate or affidavit of value with respect to each Owned Real Property;

(d)   to the extent reasonably necessary or required by the Title Company to delete standard exceptions and provide extended coverage for any Owned Real Property, such affidavits and/or certificates for such Owned Real Property;

(e)   to the extent applicable, abstracts of title for each Owned Real Property;

(f)   a non-foreign certification or affidavit from Seller in form and substance satisfactory to Buyer (acting reasonably); and

(g)   such other documents and instruments as may be necessary or appropriate for Seller to transfer and convey the Owned Real Properties to Buyer in accordance with the terms of this Agreement.

3.4   Buyer’s Real Property Transfer Documents.  On or before the Closing Date, Buyer shall deposit into the Real Property Escrow for delivery to Seller at Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:

(a)   the Closing Statements;

(b)   an affidavit of value (or other equivalent document) for each Owned Real Property, as required by applicable Law; and

(c)   such other documents and instruments as may be necessary or appropriate for Seller to transfer and convey the Owned Real Properties to Buyer, and for Buyer to purchase and acquire the same, in accordance with the terms of this Agreement.

3.5   Recording of Title.  At the Closing, the Title Company shall, and Seller shall cause the Title Company to, record or file, as applicable, the Deeds in the office of the County Clerk or other applicable Governmental Authority for each Owned Real Property.

3.6   Title Policies.  At the Closing, Seller shall deliver to Buyer, to the extent available, an owner’s ALTA policy (or applicable state required form) of extended (i.e. “gap”) title insurance issued by the Title Company (or the unconditional commitment of the Title Company to issue such policy) for each Owned Real Property (i.e., one such policy for each such Owned Real Property) effective as of the Closing Date (collectively, the “Title Policies”), with each Title Policy being in the amount specified on Schedule 3.6.  The Title Policies shall insure Buyer that fee simple interest in and to such Owned Real Properties is vested in Buyer, subject only to the printed terms and provisions of such Title Policies (as such terms and provisions may be modified by endorsements purchased by Buyer), the Permitted Encumbrances expressly set forth on the final commitments for issuance of the Title Policies and any other matters approved in writing by Buyer.  Seller shall pay the premium for each Title Policy that would be equal to a standard owner’s policy of title insurance on each such Owned Real Property covered by such Title Policy in the same face amount, and Buyer shall pay any additional premium for the extended coverage and for any endorsement on such Title Policy requested by Buyer except to the extent an endorsement is intended to insure over an existing title defect that Seller has agreed to remove.  Buyer shall be solely responsible for satisfying any requirement of the Title Company for any Title Policy endorsement requested by Buyer.

3.7   Closing Costs and Recording Fees.  Seller shall, at its expense, pay any state deed or transfer Tax or recording fees to cure existing title defects, the premiums for the Title Policies and the applicable fees for endorsements reasonably necessary to insure over an existing title defect.  Buyer shall, at its expense, pay any fee for any other endorsements it may require.  Seller and Buyer shall each pay fifty percent (50%) of all Real Property Escrow charges and recording fees for the Deeds, state deed or transfer Taxes (or equivalent) and other Closing costs related to the conveyance of the Owned Real Properties that are not specifically allocated to one Party or the other pursuant to this Section 3.7.  On or before the Closing Date, Seller and Buyer shall each deposit with the Title Company cash in an amount sufficient to pay such Party’s share of the Title Policy premiums and other Real Property or Escrow-related costs as contemplated in this ARTICLE 3, including any state deed or transfer Taxes, recording fees to cure title and all other title and or Closing costs.

3.8   Apportionments for Real Properties.  Without any duplication of adjustments made in the calculation of the Net Working Capital Amount, the following apportionments shall be made between Seller and Buyer as of the Effective Time (the “Closing Apportionments”) based on the latest available information, and the amounts derived therefrom shall be (as applicable) added to or deducted from the Base Price in accordance with Section 2.5:

(a)   Taxes and Assessments.  Real estate Taxes, ad valorem Taxes, personal property Taxes, transaction privilege Taxes, and other similar Taxes related to the ownership and/or operation of each Owned Real Property, excluding any certified, levied or pending special assessments, shall be prorated between Seller and Buyer and set forth on the Closing Statement applicable to such Owned Real Property.  Seller shall pay all special assessments that have been certified or levied against any Owned Real Property, but only to the extent that such assessments (or any portion thereof) are assessed prior to the Closing Date (but not including any recurring or ongoing assessments).  Any other special assessment (or portion thereof) that is not assessed prior to the Closing Date (or any recurring and ongoing assessments) shall be payable by Buyer when due and shall not constitute a Retained Liability or be treated as a current liability in the calculation of the Net Working Capital Amount.  Seller shall be responsible for all Taxes attributable to each Owned Real Property through the date immediately preceding the Closing Date and Buyer shall be responsible for such Taxes attributable to each Owned Real Property beginning on the Closing Date (excluding the aforementioned certified or levied special assessments that are payable by Seller).  If any current assessments, statements or other necessary information on any such amounts are not available before the Closing Date, Seller and Buyer shall agree upon reasonable estimates of such amounts based on prior amounts assessed against or paid by Seller.

(b)   Utilities.  Seller and Buyer agree to use their respective reasonable efforts to arrange, on or before the Closing Date, for separate billing to Seller of all charges attributable to the period up to and including the date immediately preceding the Closing Date for electricity, water, gas and any other utilities servicing the Owned Real Properties, and for separate billing to Buyer for all such charges attributable to the period beginning on the first day after the Closing Date.  If any such separate billing cannot be arranged by the Closing Date, such charges shall be equitably prorated on the basis of the most recent ascertainable invoices or statements for such services.  With respect to any utilities in place and servicing the Owned Real Properties as of the Closing Date, Seller shall endeavor to have the respective utility providers read the meters for the utilities such that the prorations can be made based on such final meter readings.  If such meter readings cannot be obtained in such manner, charges for utilities shall be prorated by good faith estimation as of the Closing Date based on the per diem rate obtained by using the last available billing period and associated bills for such utilities.  Once all applicable utility billings have been delivered after the Closing Date and an accurate proration of utility charges can be determined therefrom, the net amount payable to Seller or Buyer (as applicable) after combining such prorations shall be paid concurrently with the payment due under Section 2.5(b).

(c)   Other Costs.  All other income, rents, fees, costs, expenses, and operating costs of the Owned Real Properties shall be prorated between Seller and Buyer as of the Effective Time.

3.9   Form 1099-B.  If applicable to the sale and purchase of the Owned Real Properties as contemplated herein, the Title Company is hereby authorized and instructed to file as the “Reporting Person” IRS Form 1099-B, Proceeds from Real Estate, Broker, and Barter Exchange Transactions, as required by § 6045(d) of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

4.1   Organization and Qualification of Seller and Parent.  Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as and where currently conducted.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as and where currently conducted.  Seller’s sole general partner, Imperial Group Holding Corp. - 1 (the “General Partner”), is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as and where currently conducted.  Seller’s sole limited partner, Imperial Group Holding Corp. - 2 (the “Limited Partner”), is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as and where currently conducted.  Both the General Partner and the Limited Partner are direct, wholly-owned subsidiaries of Transportation Technologies Industries, Inc. (“TTI”), a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as and where currently conducted.  TTI is a direct, wholly owned subsidiary of Parent.  Each of Seller, Parent, TTI, the General Partner and the Limited Partner has qualified as a foreign entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification as set forth on Section 4.1 of the Disclosure Schedule, except where the failure to be so qualified would not result in a Material Adverse Effect.  Seller has provided Buyer with a complete copy of Seller’s Agreement of Limited Partnership dated as of February 26, 2010, which such Agreement of Limited Partnership is in full force and effect as of the Closing.

4.2   Authority of Seller and Parent.  Each of Seller and Parent has full limited partnership or corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and each of Seller and Parent has full limited partnership or corporate power and authority to enter into the other Transaction Documents to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by Seller and Parent of this Agreement, the performance by Seller and Parent of their respective obligations hereunder and the consummation by Seller and Parent of the transactions contemplated hereby have been duly authorized by all requisite limited partnership or corporate action on the part of Seller and Parent.  The execution and delivery by each of Seller and Parent of any other Transaction Document to which it is a party, the performance by each of Seller and Parent of its obligations thereunder and the consummation by each of Seller and Parent of the transactions contemplated thereby have been duly authorized by all requisite limited partnership or corporate action on the part of each of Seller and Parent.  This Agreement has been duly executed and delivered by Seller and Parent, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting creditors’ rights.  Upon their execution and delivery by each of Seller and Parent at the Closing, (and assuming their due authorization, execution and delivery by Buyer and any other applicable party), the other Transaction Documents to which each of Seller and Parent is a party shall constitute legal, valid and binding obligations of Seller and Parent enforceable against each of Seller and Parent in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar applicable Laws of general applicability relating to or affecting creditors’ rights.

4.3   No Conflicts.  The execution, delivery and performance by Seller and Parent of this Agreement and the other Transaction Documents to which Seller or Parent is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with or result in a violation or breach of, or default under (or an event that, with or without notice or lapse of time or both, would constitute a default under), any provision of the certificate of incorporation, certificate of limited partnership, bylaws, agreement of limited partnership or other charter documents of Seller or Parent, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or Parent, (c) subject to obtaining the consents referred to in Section 4.4, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Third Party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or Parent is a party or by which Seller or Parent is bound, or (d) result in the creation or imposition of any Encumbrance on any of the Purchased Assets, other than a Permitted Encumbrance.

4.4   Notices and Consents.  Except as set forth in Section 4.4 of the Disclosure Schedule, no consent, authorization, exemption, order or approval of, or filing or registration with or giving of notice to, any Governmental Authority or other Person is required for the entry by Seller and Parent into this Agreement or the consummation by Seller and Parent of the transactions contemplated hereby.

4.5   Financial Matters.

(a)   Section 4.5 of the Disclosure Schedule contains copies of the following financial statements (collectively, the “Financial Statements”): (a) unaudited balance sheets, statements of income and retained earnings and statements of cash flows of Seller as of and for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, and (b) an unaudited balance sheet, statement of income and retained earnings and statement of cash flows of Seller as of and for the six (6)-month period ended June 30, 2013 (the unaudited balance sheet as of June 30, 2013 is referred to in this Agreement as the “Recent Balance Sheet” and, together with the statements of income and cash flows of Seller as of June 30, 2013 and for the six (6)-month period then ended, the “Interim Financial Statements”).  The Financial Statements (i) are correct and complete in all material respects; (ii) are prepared in accordance with GAAP and with the books and records of Seller; and (iii) fairly present in all material respects the assets, Liabilities, financial position, results of operations and cash flows of Seller as of the dates and for the periods indicated; except in the case of the Interim Financial Statements, for normal year-end adjustments and the omission of notes and schedules required by GAAP, the effects of which, individually or in the aggregate, are not materially adverse.

(b)   Seller does not have any Liabilities except for (i) Liabilities set forth on the face of the Interim Financial Statements, (ii) Liabilities of the type referenced in the foregoing clause (i) which have arisen after June 30, 2013 in the ordinary course of business (none of which results from, arises out of or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) Liabilities reflected in the Disclosure Schedule attached hereto, (iv) Liabilities of a nature which, if known to Seller on the Closing Date, would not be required by GAAP to be shown on a balance sheet or disclosed in a footnote to financial statements, (v) Liabilities that will be discharged in connection with the Closing, or (vi) Liabilities arising under this Agreement or any other Transaction Document.

4.6 Title to and Condition of Assets.

(a)   Except as disclosed in Section 4.6(a) of the Disclosure Schedule, Seller has good, valid and marketable title to all of the tangible and intangible personal property included in the Purchased Assets which shall, as of the time of, and immediately after giving effect to, the Closing, be free and clear of any Encumbrances, other than Permitted Encumbrances.  The foregoing representation and warranty shall not apply to Seller’s title to the Purchased Intellectual Property, which is dealt with exclusively in Section 4.18(b).

(b)   Except for the Excluded Assets or as set forth in Sections 4.6(b) of the Disclosure Schedule, (i) Seller is not using any assets in the conduct of the Business that are not owned, licensed or leased by it, (ii) all Equipment included in the Purchased Assets is in good operating condition and a state of good maintenance and repair, ordinary wear and tear excepted, free from any patent defects (except for such non-material defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), is suitable for the purposes used by Seller and is sufficient to carry on the Business as conducted during the last thirty-six (36) months (excluding the period of time during which the presses included in the Equipment were not in operation).

(c)   Prior to the date hereof, Parent and Seller moved all Equipment previously located on or at the Tennessee I Facility to the Real Properties.  Following the move of such Equipment and prior to the date hereof, Seller successfully cycled the presses included with such Equipment and produced a run of parts using such Equipment.  Prior to the date hereof, Seller moved a redundant 250 ton press from the Tennessee I Facility to the Decatur Plant and completed the installation of such press at the Decatur Plant.

4.7   Insurance.  Section 4.7 of the Disclosure Schedule contains a list of policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by or on behalf of Seller or with respect to the Purchased Assets as of the date of this Agreement (“Seller Insurance Policies”).  All Seller Insurance Policies are, as of the date of this Agreement, in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all Contracts to which Seller is a party or by which it is or the Purchased Assets are bound, and (b) for such amounts, with such deductibles and against such risks and losses, as are reasonable for the businesses, assets and properties of Seller.  There are no pending claims against any such Seller Insurance Policy by Seller as to which the insurers have denied coverage or otherwise reserved rights.  Except as disclosed on Section 4.7 of the Disclosure Schedule, there are no risks with respect to Seller’s assets or business which Seller has designated as being self-insured.  Seller has not received any notice of cancellation or non-renewal of any Seller Insurance Policy currently in effect and all such policies shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement; provided, however, that to the extent any Seller Insurance Policy is not owned by Seller (which Seller Insurance Policies are so designated on Section 4.7 of the Disclosure Schedule), such Seller Insurance Policy shall cease to insure or otherwise apply to Seller for matters occurring after the Closing Date.

4.8   Taxes.  Except as disclosed in Section 4.8 of the Disclosure Schedule:

(a)   all income Tax Returns and other material Tax Returns required to be filed by or with respect to Seller since December 31, 2006 and through the date hereof have been timely filed, and all such Tax Returns are true, correct, and complete in all material respects and were prepared in material compliance with all applicable Laws;

(b)   all Taxes due and payable by Seller since December 31, 2006 and through the date hereof have been timely paid in full;

(c)   since December 31, 2006, Parent, Seller, and their Affiliates have complied in all material respects with all applicable Laws relating to Seller’s withholding of Taxes and have paid to the proper Taxing Authority on a timely basis all Taxes required to have been withheld and paid by Seller;

(d)   since December 31, 2006, (i) no audit or other Proceeding has been conducted or issue raised (and none is currently pending or proposed or threatened in writing) by any Taxing Authority in connection with any Tax Returns or Taxes of Seller, and (ii) no extension of the time for filing any Tax Return of Seller, and no waiver or extension of any statute of limitation for the assessment or collection of any Tax of Seller, has been given by or requested from Seller;

(e)   all deficiencies asserted or assessments made by any Taxing Authority since December 31, 2006 as a result of any examinations of Tax Returns previously filed by or on behalf of Seller have been fully paid or are disclosed in Section 4.8 of the Disclosure Schedule, and (A) are fully reflected as Liabilities in the Financial Statements, or (B) are being contested and reasonable reserves therefor have been established and are fully reflected as liabilities in the Financial Statements; and

(f)   there are no Encumbrances with respect to Taxes on any of the Purchased Assets, other than Permitted Encumbrances;

4.9   Conduct of Business.  Except as disclosed in Section 4.9 of the Disclosure Schedule, since December 31, 2012, Seller has conducted its business in the ordinary course of business, and has used, preserved and maintained its assets on a basis consistent with past practice and, without limiting the generality of the foregoing, has not:

(a)   sold, transferred, licensed or otherwise disposed of any asset or property, except for (i) sales of inventory and for transfers of cash in payment of Seller’s liabilities all in the ordinary course of business, and (ii) dispositions of unusable or obsolete equipment, supplies and inventory in the ordinary course of business;

(b)   suffered any material loss, damage, destruction or any material interruption in use, of any assets or property of Seller (whether or not covered by insurance);

(c)   experienced a Material Adverse Effect;

(d)   increased the compensation, salaries, commissions or wages payable to or to become payable to any employee of Seller, including any bonus or other employee benefit granted, made or accrued in respect of such employee (including any such increase or change pursuant to any Benefit Plan or other commitment), other than in the ordinary course of business consistent with past practice;

(e)   (i) adopted, or entered into or amended or terminated, any Benefit Plan (or any other plan, agreement or arrangement that would, if existing on the date of this Agreement, be considered a Benefit Plan), or (ii) entered into or amended any Collective Bargaining Agreement;

(f)   made any change in its financial or Tax accounting methods, principles or practices, except as required by GAAP or applicable Law;

(g)   delayed or postponed its accounts payable past their due date or accelerated the collection of its accounts receivable, in either case outside of the ordinary course of business;

(h)   amended, terminated, cancelled, released or waived any material right or claim of Seller;

(i)   amended or restated any organizational document of Seller;

(j)   merged or consolidated with, acquired an interest in or acquired a substantial portion of the assets or business of any Person, or otherwise acquired any material assets.

(k)   settled or compromised any Proceeding other than settlements or compromises of Proceedings where the amount paid in settlement or compromise does not exceed $50,000 individually, or $100,000 in the aggregate, for all such Proceedings and which do not involve any other obligation of or restriction on Seller whatsoever, other than a customary release with respect to such Proceeding;

(l)   accelerated, terminated, modified, or cancelled any Assigned Contract involving more than $25,000 (or caused any other party thereto take such action);

(m)   imposed or granted any Encumbrance on any of the Purchased Assets, other than a Permitted Encumbrance;

(n)   made any capital expenditure or commitment therefore involving more than $100,000 (in the aggregate) with respect to the Business or the Purchased Assets;

(o)   received any written notice from any customer with respect to any warranty claims, termination of contracts or work orders, or disputes as to amounts billed in excess of $100,000; or

(p)   entered into any Contract to do any of the foregoing.

4.10   Material Contracts.

(a)   Section 4.10 of the Disclosure Schedule lists each of the following Contracts currently in effect to which Seller is a party or by which it is bound (each, a “Material Contract”):

(i)   all Contracts for the employment for any period of time or in regard to the employment, or restricting the employment, of any employee of Seller, including severance agreements, but excluding letters or other documentation with respect to any Seller employee employed on an “at-will” (or equivalent) basis;

(ii)   all collective bargaining agreements, labor agreements or other similar Contracts with any union, guild, shop committee, employee association or other labor group (collectively, “Collective Bargaining Agreements”);

(iii)   all Contracts that restrict in any manner Seller’s right to compete with any Person, conduct any line of business, or solicit any employee, customer or other Person, or restrict the right of any other Person to compete with Seller, conduct any line of business, or solicit any employee or customer of Seller;

(iv)   all Contracts between Seller, on the one hand, and any of its Affiliates, officers or directors, on the other hand (other than any employment agreement covered by Section 4.10(a)(i));

(v)   all Contracts having a remaining value or cost to Seller of more than $50,000 which cannot be cancelled by Seller without penalty or without more than ninety (90) days advance notice, other than purchase orders for the sale or purchase of Inventory in the ordinary course of business;

(vi)   all Contracts for the repair, maintenance or service of any of Seller’s assets where the annual service charge to Seller under any such Contract exceeds $50,000;

(vii)   all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, marketing consulting or advertising Contracts;

(viii)   all Contracts for the lease or use of tangible personal property (whether as lessor or lessee), except for any such Contract having a value or cost to Seller of less than $50,000 in any one (1)-year period;

(ix)   all Contracts relating to the purchase of Inventory involving any remaining consideration, termination charge or other expenditure in excess of $50,000 to any one supplier or group of affiliated suppliers, other than purchase orders for the sale or purchase of Inventory in the ordinary course of business;

(x)   all Contracts relating to the sale of goods or services by Seller that aggregate in excess of $50,000 to any one customer or group of affiliated customers (excluding purchase orders for the sale of Inventory in the ordinary course of business and Contracts under which all required deliveries of goods or services by Seller have been satisfied but under which warranty or other residual obligations may still exist);

(xi)   all purchase orders for the sale or purchase by Seller of Inventory involving any remaining consideration, termination charges or other expenditures or payments by either party in excess of $50,000 and entered into by Seller prior to July 26, 2013 (for the avoidance of doubt, rather than disclosing such purchase orders on the Disclosure Schedule, Seller has disclosed such purchase orders in that certain cover letter dated concurrently herewith from Seller to Buyer (the “Cover Letter”), which shall have the same practical effect of being listed on the Disclosure Schedule);

(xii)   all guarantees of the payment or performance of any Person, agreement to indemnify any Person (except under Contracts entered into by Seller in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person;

(xiii)   all consulting, development, joint development or similar Contracts relating to, or any Contract requiring the assignment of any interest in, any of the Purchased Intellectual Property;

(xiv)   all Contracts relating to any individual capital expenditure or group of related capital expenditures having a remaining value or cost of more than $50,000;

(xv)   all Contracts providing for “most favored nation” pricing or similar terms;

(xvi)   all Contracts with any Governmental Authority or, to the Knowledge of Seller, the ultimate contracting party of which is a Governmental Authority;

(xvii)   all Contracts listed under the Parent Bill of Sale which, for purposes of clarification, are Contracts to which Parent is a party but which are being used by Seller to operate the Business (for the avoidance of doubt, rather than disclosing such Contracts on the Disclosure Schedule, Seller has disclosed such Contracts under the Parent Bill of Sale attached hereto as Exhibit A-2, which shall have the same practical effect of being listed on the Disclosure Schedule); and

(xviii)   any other Contract material to the Business or the use or ownership of the Purchased Assets.

(b)   Each Material Contract is the result of a bona fide, arm’s-length transaction (except for any Material Contract between Seller and any other Affiliate of Seller), is valid, binding and enforceable against Seller and to the Knowledge of Seller, each other party thereto in accordance with its terms and is in full force and effect (except as enforceability may be limited in the exercise of judicial discretion through the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar applicable Laws of general applicability relating to or affecting creditors’ rights).  Assuming that the consents referenced in Section 4.4 are obtained and except as provided in Section 4.10(b), of the Disclosure Schedule, neither the Parties’ entry into this Agreement nor the consummation of the Closing in accordance with the provisions hereof shall give any party to any Material Contract the right to terminate or modify such Material Contract.  Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default in any material respect under (or is alleged to be in breach of or default in any material respect under, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a material default), or has provided or received any notice of any intention to terminate or materially modify, any Material Contract.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder, but excluding all purchase orders required to be disclosed by Seller only pursuant to Section 4.10(a)(xi)) have been delivered to Buyer or Appropriately Posted by Seller.  Complete and correct copies of each of the purchase orders referred to in the immediately preceding sentence have been made available to Buyer at Seller’s premises.  There are no disputes pending or, to Seller’s Knowledge, threatened in writing under any Material Contract.

4.11   Permits; Compliance with Law.

(a)   Seller possesses all material Permits required in order for Seller to lawfully conduct the Business as presently conducted and to own and operate its assets as presently owned and operated.  All such Permits are listed in Section 4.11(a) of the Disclosure Schedule and are in full force and effect.  Since December 31, 2007, Seller has not received any written notice, and to the Knowledge of Seller, since December 31, 2011, Seller has not received any other notice, of the pending or threatened revocation, suspension, lapse or limitation of any such Permit.  Except as disclosed in Section 4.11(a) of the Disclosure Schedule, (i) Seller is and at all times has been since December 31, 2007 in material compliance with all such Permits and with all Laws and Governmental Orders applicable to Seller and the Business, and (ii) since December 31, 2007, Seller has not received any written notice, and to the Knowledge of Seller, since December 31, 2011, Seller has not received any other notice, from any Governmental Authority of any violation or alleged violation of any Laws or Governmental Orders.  Since December 31, 2007, all material reports, filings and returns required to be filed by or on behalf of Seller with any Governmental Authority have been filed and, when filed, were correct and complete in all material respects.  The foregoing representations and warranties set forth in this Section 4.11(a) shall not apply to (i) matters related to Taxes, (ii) matters related to Benefit Plans, or (iii) environmental matters.

(b)   Neither Seller nor any Affiliate, nor to the Knowledge of Seller, any Representative of any of them, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, in violation of any Law, whether in money, property, or services to obtain favorable treatment in securing business for Seller, to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (ii) established or maintained any fund or asset with respect to Seller that has not be recorded in the books and records of Seller.

4.12   Employee Benefits.  Except as disclosed in Section 4.12 of the Disclosure Schedule:

(a)   neither Seller nor any ERISA Affiliate maintains, administers, contributes to or has any Liability for any period prior to Closing with respect to (i) any employee pension benefit plan, as defined in ERISA §3(2), (“Pension Plan”), including any multiemployer plan, as defined in ERISA §3(37) (“Multiemployer Plan”), (ii) any employee welfare benefit plan, as defined in ERISA §3(1) (“Welfare Plan”), or (iii) any other bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare, retirement or similar plan, arrangement, policy, agreement of any kind, whether written or oral, funded or unfunded (“Other Benefit Plan”).  Section 4.12 of the Disclosure Schedule identifies which plans are sponsored or maintained by Seller.

(b)   with respect to each Pension Plan, Welfare Plan and Other Benefit Plan with respect to which Seller has or may have any Liability (each, a “Benefit Plan”):

(i)   each Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws, including ERISA and the Code, each Benefit Plan has been administrated in material compliance with its terms, all premiums for coverage or other contributions due under each Benefit Plan, including any Multiemployer Plan, required to be paid by Seller or any ERISA Affiliate have been paid on a timely basis, and no act or omission has occurred which could subject Seller to any excise Tax under the Code or require Seller to indemnify any individual for such excise Tax;

(ii)   each Pension Plan that is intended to qualify under Code §401(a) meets all requirements for qualification under Code §401(a) and the Treasury Regulations thereunder; and a favorable determination as to the qualification under the Code of each of the Pension Plans intended to comply with Code §401(a) has been made by the IRS; Seller has delivered to Buyer, or Appropriately Posted, a copy of the most recent favorable determination letter issued by the IRS concerning such Pension Plan’s qualification; and nothing has occurred since the date of such favorable determination letter that would result in the loss of such qualified status;

(iii)   all reports and information relating to each Benefit Plan required to be filed with any Governmental Authority have been timely filed, all material reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, all material contained therein was true, correct and complete in all material respects, and to the Knowledge of Seller, no fiduciary of any Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Benefit Plan;

(iv)   with respect to each Benefit Plan maintained or sponsored by Seller or by Parent for the benefit of Seller has delivered to Buyer, or Appropriately Posted, (A) a copy of the plan document, and, in the case of unwritten Benefit Plans, written descriptions thereof, and all amendments thereto, (B) a copy of the annual report (if required under ERISA) with respect to each Benefit Plan for each of the last three (3) years (including all schedules and attachments), and (C) a copy of the summary plan description together with each summary of material modifications (if required under ERISA) with respect to each Benefit Plan;

(v)   except for claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no material claims, actions, suits, proceedings, investigations or hearings pending or, to the Knowledge of Seller, threatened in writing with respect to any Benefit Plan or any fiduciary or assets thereof;

(c)   Seller has not made a binding commitment to any current or former employee or director of Seller that Seller shall establish or implement any additional Benefit Plan or to amend or modify, in any material respect, any existing Benefit Plan, other than amendments required by Law.

(d)   Neither Seller nor any ERISA Affiliate maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Seller (or any spouse or other dependent thereof) other than in accordance with and as required by Code Section 4980B and Part 6 of Subtitle B of Title 1 of ERISA and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder and any similar state Law (hereinafter “COBRA”).

(e)   No event has occurred or omission has occurred and no condition exists with respect to any Benefit Plan that would subject the Business, any Purchased Asset or Buyer or its Affiliates to any fine, lien, penalty, Tax or other Liability imposed under ERISA, the Code or the applicable Law.

(f)   No participant in a Benefit Plan is entitled to a gross-up, make-whole or indemnification payment with respect to Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

4.13   Seller Employees.

(a)   Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list of all employees of Seller as of June 30, 2013, which list sets forth for each such employee the following: (i) name, (ii) title or position, (iii) hire date or date of commencement of employment, (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to such individual.  Except to the extent caused by the Closing Date occurring between normal paydays and except for any other employment terms providing for deferred or contingent accrual or payment of compensation, all commissions, bonuses and other compensation due and payable to employees of Seller for services performed on or prior to the Closing Date shall have been paid in full as of the Closing Date.

(b)   Except as disclosed in Section 4.13(b) of the Disclosure Schedule:

(i)   Seller is not a party to, or bound by, any Collective Bargaining Agreement, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any Seller employee;

(ii)   there is not presently existing, and during the last two (2) years there has not been, nor, to the Knowledge of Seller, is there presently threatened in writing (A) any strike, material slowdown, picketing, labor dispute or work stoppage, or (B) any material charge, grievance Proceeding or other claim against or affecting Seller relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority;

(iii)   there is no lockout of any employees of Seller currently in effect and no such action is presently contemplated by Seller; and

(iv)   no officer or management-level employee of Seller has given written notice to Seller that any such employee intends to terminate or materially modify his or her employment with Seller.

(c)   The qualifications for employment of each of Seller’s employees under applicable immigration Laws have been reviewed by Seller and a Form I-9 is on file with Seller for each such employee.

(d)   Section 4.13(d) of the Disclosure Schedule sets forth the number of employees of Seller whose employment has been terminated by Seller since March 31, 2013.

4.14   Proceedings.  Except as disclosed in Section 4.14 of the Disclosure Schedule, there is no Proceeding pending or, to Seller’s Knowledge, threatened in writing against or by Seller, or its directors or officers (with respect to Seller), including any Proceeding that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.15   Governmental Orders.  Except as set forth in Section 4.15 of the Disclosure Schedule, Seller is not a party to, or, to Seller’s Knowledge, bound by, any Governmental Order with respect to or affecting the properties, assets, personnel or business activities of Seller.  Seller is in material compliance with all Governmental Orders to which the property, assets, personnel or business activities of Seller are subject.  The foregoing representations and warranties set forth in this Section 4.15 shall not apply to (a) environmental matters, (b) matters related to Taxes, or (c) matters related to Benefit Plans.

4.16   Environmental Matters.  Seller has delivered to Buyer, or Appropriately Posted, all environmental audits, compliance evaluations, surveys, correspondence, reports, studies, investigations, sampling results and other similar environmental documents in Seller or Parent’s possession or within Seller or Parent’s reasonable control relating to any of the Purchased Assets.  Except as set forth in Section 4.16 of the Disclosure Schedule:

(a)   Seller and the Real Properties are, and have been since January 31, 2005, in material compliance with all applicable Environmental Laws and Environmental Permits.

(b)   Seller possesses and is in material compliance with all applicable Environmental Permits that are required for the operation of the Business as presently operated and for the ownership and use of its assets (including the Real Properties) as presently owned and used.

(c)   Seller has not received any as yet unresolved notice alleging (i) any failure by Seller to comply with any applicable Environmental Law or Environmental Permit, or (ii) any material Liability under any Environmental Law.

(d)   There is no Environmental Claim pending or, to the Knowledge of Seller, threatened in writing, against Seller.

(e)   No part of any of the Real Properties is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), or any comparable state list, and, to the Knowledge of Seller, no part of any of the Real Properties is contaminated by any Hazardous Material in material violation of, or that would give rise to Liability under, any Environmental Law.

(f)   Seller has not received any notice from any Person that Seller is a potentially responsible party, pursuant to CERCLA or any comparable state or local Law, relating to any real property that is not presently, and never has been, owned, leased or occupied by Seller but which has been used by Seller and, Seller has not treated, stored, disposed of, discharged, transported, handled, or Released any Hazardous Material in material violation of, or that would give rise to any Liability under, any Environmental Law and, to the Knowledge of Seller, no other present or previous owner, tenant, occupant or user of the Real Property has committed or permitted to occur any of the foregoing.  For purposes of this Section 4.16(f) only, the term “Knowledge” means actual knowledge of a fact or matter absent any duty to inquire.

(g)   There are no active or abandoned aboveground or, to the Knowledge of Seller, underground storage tanks or individual sewage treatment systems located at, on or under any Real Property, and to the Knowledge of Seller, no above-ground or underground storage tank has been located under, in or about the Real Properties and subsequently removed or filled.

4.17   Real Properties.

(a)   Except for Seller’s properties located at 111 Industrial Drive, Portland, Tennessee or as otherwise set forth in Section 4.17(a) of the Disclosure Schedule, the Owned Real Properties and the Leased Real Properties constitute all of the real property used by Seller in the conduct of the Business.

(b)   INTENTIONALLY DELETED.

(c)   Section 4.17(c) of the Disclosure Schedule sets forth the street address of each of the Leased Real Properties.  Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default in any material respect under (or is alleged to be in breach of or default in any material respect under, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a material default under) any Real Property Lease.  Neither Seller nor, to the Knowledge of Seller, any other Person, has provided or received any notice of any intention to terminate or materially modify, any Real Property Lease.

(d)   Complete and correct copies of each Real Property Lease (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer or have been Appropriately Posted by Seller.

(e)   There are no disputes pending or, to Seller’s Knowledge, threatened under any Real Property Lease.

(f)   Seller does not lease or sublease any part of any of the Real Properties to any other Person.

(g)   Seller has not been cited for any violation of any Law involving the use, maintenance, or operation or condition of any of the Real Properties, or any part thereof or installations therein, which have not been corrected, and, to Seller’s Knowledge, the Real Properties comply in all material respects with all applicable Laws, including the Americans with Disabilities Act, and private restrictions which are applicable to the Real Properties and the improvements thereon.

(h)   Except as set forth in Section 4.17(h), of the Disclosure Schedule, to the Knowledge of Seller, (i) each of the Real Properties, including buildings, fixtures and other improvements thereon, is in good operating condition and repair, ordinary wear and tear excepted, and (ii) no building or other material fixture or improvement included within any Real Property is in need of repair other than as part of routine maintenance in the ordinary course of business or as a result of ordinary wear and tear.

(i)   The use by Seller of each Real Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Real Property.  There are currently in full force and effect duly issued certificates of occupancy permitting each Real Property and improvements located thereon to be legally used and occupied as the same are currently constituted.

(j)   To the Knowledge of Seller, there are no condemnation, expropriation or other Proceedings in eminent domain pending or threatened in writing with respect to any Real Property or any portion thereof.  Seller has received no written notice of actual or threatened condemnation actions affecting any Real Property or improvements thereon.

(k)   Seller has not entered into any other Contract for the sale of the Owned Real Properties, which continue in effect after Closing Date, nor are there any effective rights of first refusal or options to purchase the Owned Real Properties or any other similar legal or equitable rights of others that might prevent the consummation of the transactions contemplated by this Agreement or the current use of the Owned Real Properties.

(l)   There are no existing or pending special assessments or reassessments by any Governmental Authority of which Seller has been given written notice affecting any of the Real Properties, and there are no current or planned public improvements (water, sewer, sidewalk, street, alley, curbing, etc.) of which Seller has been given written notice affecting any of the Real Properties.

(m)   All utilities necessary for the operation and use of the Real Properties as currently operated at each location, including telephone, sewer system, water, electricity, gas and any other utilities necessary for the operation and use of the Real Properties as currently operated at each location, are available, connected and operational.

(n)   To the Knowledge of Seller, except as disclosed in Section 4.17(n) of the Disclosure Schedule, (i) no building or other improvement which is part of any Owned Real Property encroaches, in any respect, upon any real property owned by any adjacent landowner or upon any real property interest held by any other Person (including easements on any parcel) and, (ii) no building or other improvement of any other Person encroaches upon any Owned Real Property.

(o)   Seller has delivered to Buyer, or Appropriately Posted, copies of the deeds, leases and other instruments by which Seller acquired an ownership, leasehold or other interest in the Real Properties, and copies of all other documents in the possession of Seller relating to such Real Property interests, including title insurance policies, opinions, abstracts, and surveys.

4.18   Intellectual Property.

(a)   Section 4.18(a) of the Disclosure Schedule lists all Intellectual Property Registrations in respect of any Purchased Intellectual Property and all material non-registered trademarks included in the Purchased Intellectual Property.  All required filings and fees related to such Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all such Intellectual Property Registrations are otherwise in good standing.  Seller has not been advised in writing of any trademark, service mark or trade name included in the Purchased Intellectual Property that is now or has been involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller, no such action is threatened in writing with respect to any such trademark, service mark or trade name.  To the Knowledge of Seller, there is no potentially interfering trademark, trademark application or trade name of any other Person in use or pending that would adversely affect any trademark, service mark or trade name included in the Purchased Intellectual Property.

(b)   Seller owns all right, title and interest in and to the Purchased Intellectual Property, which Purchased Intellectual Property shall, as of the time of, and immediately after giving effect to, the Closing, be free and clear of Encumbrances, other than Permitted Encumbrances.  For purposes of this Section 4.18(b) only, the term “Encumbrances” does not include claims, demands or any related Liabilities pertaining to alleged infringement of Intellectual Property rights of any Third Party.  Seller is in material compliance with all Laws applicable to the Purchased Intellectual Property and its ownership and use thereof.

(c)   Section 4.18(c) of the Disclosure Schedule lists all licenses, sublicenses or other Contracts pursuant to which Seller licenses (as licensee) any Intellectual Property of any Person for use in the conduct of the Business, excluding licenses of commercially mass produced “shrink-wrap” software products (collectively, the “Intellectual Property Licenses”).  Seller has delivered to Buyer, or Appropriately Posted, true and complete copies of all such Intellectual Property Licenses.  Each Intellectual Property License is valid, binding and enforceable against Seller and, to the Knowledge of Seller, each other party thereto in accordance with its terms and is in full force and effect (except as enforceability may be limited in the exercise of judicial discretion through the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar applicable Laws of general applicability relating to or affecting creditors’ rights).  Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Intellectual Property License, nor to the Knowledge of Seller, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default, or permit the termination or modification of any Intellectual Property License.

(d)   To the Knowledge of Seller, the Purchased Intellectual Property and Intellectual Property Licenses, and their use in the conduct of the Business as conducted by Seller have not infringed, violated or misappropriated the Intellectual Property of any Person and do not now infringe, violate or misappropriate the Intellectual Property of any Person.  Seller has not received any written communication that alleges any such infringement, violation or misappropriation by Seller, and none of the Purchased Intellectual Property or Intellectual Property Licenses is subject to any outstanding Governmental Order.

(e)   Section 4.18(e) of the Disclosure Schedule lists all licenses, sublicenses and other Contracts pursuant to which Seller grants rights or authority to any Person with respect to the use of any Purchased Intellectual Property or any Intellectual Property License.  Seller has delivered to Buyer, or Appropriately Posted, true and complete copies of all such licenses, sublicenses and other Contracts.  Each such license, sublicense and other Contract is valid, binding and enforceable against Seller and, to Seller’s Knowledge, each other party thereto in accordance with its terms and is in full force and effect (except as enforceability may be limited in the exercise of judicial discretion through the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar applicable Laws of general applicability relating to or affecting creditors’ rights).  Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any such license, sublicense or other Contract, nor, to the Knowledge of Seller, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a material default under, or permit the termination or modification of, any such license, sublicense or other Contract.

(f)   To Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Purchased Intellectual Property or any Intellectual Property License.

4.19   Related Party Transactions.  Section 4.19 of the Disclosure Schedule describes each business relationship (excluding employee compensation and benefits paid or provided in the ordinary course of business and other ordinary incidents of employment), including any amounts owed by either party existing on the date of this Agreement between Seller, on the one hand, and any Affiliate of Seller or any director or employee of Seller or any Affiliate of Seller, on the other hand.

4.20   Sufficiency of Assets.  Except for the Excluded Assets and the assets of Parent or other Affiliates of Seller used in their provision of inter-company services to Seller, the Purchased Assets are sufficient for the conduct of the Business as presently conducted and as conducted during the last thirty-six (36) months (excluding the period of time during which the presses included in the Equipment were not in operation).  Section 4.20 of the Disclosure Schedule contains a correct and complete list of all such services provided to Seller by Parent or other Sellers Affiliates (including any shared employees of Seller and Parent or other Affiliates of Seller).

4.21   Customers and Suppliers.  Section 4.21 of the Disclosure Schedule lists (a) the ten (10) largest suppliers of Seller with respect to the Business, and (b) the ten (10) largest customers of Seller with respect to the Business, each for the fiscal year ended December 31, 2012.  Except as set forth in Section 4.21 of the Disclosure Schedule, Seller has not received written notice or, to Seller’s Knowledge, any other notice of any termination, cancellation or material change of terms (or substantial reduction of use or supply of product or service) by any such supplier or customer relating to its business relationship with Seller and, to the Knowledge of Seller, no such termination or cancellation has been threatened in writing or, to Seller’s Knowledge, in any other manner by any such supplier or customer, except in each case where such termination, cancellation or modification would not be materially adverse to the Business.  For purposes of this Section 4.21 only, the term “Knowledge” means the knowledge that any of Rick Dauch, Greg Risch, Greg Kern, Todd Pollack, Rajneesh Banga, Joe Brodzinski, Chad Monroe, all plant managers of Seller as of immediately prior to the Closing, and Stephen Martin, Parent’s Senior Vice President and General Counsel, actually has, assuming or after reasonable inquiry.

4.22   Inventory.  All Inventory of Seller reflected on the Recent Balance Sheet is valued in accordance with GAAP and consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and identified on the Recent Balance Sheet.  All Inventory purchased since the date of the Recent Balance Sheet has been purchased at market prices and consists of a quality and quantity usable and saleable in the ordinary course of business.  Except as set forth in Section 4.22 of the Disclosure Schedule, no Inventory is held on a consignment basis.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of Seller.  Except as disclosed in Section 4.22 of the Disclosure Schedule, all Inventory is located at, or is in transit to or from, the Real Properties.

4.23   Accounts Receivable.  Except as disclosed in Section 4.23 of the Disclosure Schedule, all accounts receivable and notes receivable of Seller reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable of Seller that have arisen since the date of the Recent Balance Sheet, in each case to the extent applicable to the Business (a) arose out of arm’s-length transactions actually made in the ordinary course of business of Seller, (b) are the valid and, to the Knowledge of Seller, legally binding obligations of the parties obligated to pay such amounts (except as enforceability may be limited in the exercise of judicial discretion through the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar applicable Laws of general applicability relating to or affecting creditors’ rights), (c) to the Knowledge of Seller, are not subject to any counterclaim or setoff, (d) fully reflect all returns, allowances and promotions, and (e) to the Knowledge of Seller, are not in dispute.  All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Recent Balance Sheet in accordance with GAAP.  Seller has not canceled, or agreed to cancel, in whole or in part, any accounts receivable reflected on or created since the Recent Balance Sheet, except in the ordinary course of the Business consistent with past practice Section 4.23 of the Disclosure Schedule contains an aged schedule of accounts receivable of Seller applicable to the Business as of June 30, 2013.

4.24   Product Warranties; Recalls.  Section 4.24 of the Disclosure Schedule sets forth all of Seller’s express written warranties made with respect to the products of the Business sold by Seller and Seller’s policies with respect to returns of such products.  Except as set forth in Section 4.24 of the Disclosure Schedule, since December 31, 2007, Seller has not made any express product warranties in connection with the sale of products sold by Seller.  Section 4.24 of the Disclosure Schedule sets forth the aggregate annual cost to Seller of performing warranty obligations for each of the previous three (3) fiscal years and the current fiscal year through June 30, 2013.  Section 4.24 of the Disclosure Schedule also contains a description of all (a) pending product recalls involving Seller products and (b) recall campaigns to which Seller has been subject since December 31, 2007.  To Seller’s Knowledge, no facts or conditions exist that would require Seller to undertake a recall of any products produced by Seller since December 31, 2007 and through the date hereof.  All products sold by Seller since December 31, 2007 have been designed, manufactured, labeled and performed so as to meet and comply with all applicable governmental standards and specifications, product specifications, applicable contractual commitments, express warranties and all applicable Laws and Governmental Orders currently in effect.  Seller does not have any Liability for replacement or repair of any products or services of Seller (or other damages in connection therewith) or any other customer or product obligations not reserved against on the Recent Balance Sheet.

4.25   Brokers and Finders.  With the exception of BMO Capital Markets Corp., none of Seller, Parent or any of their Affiliates has retained, engaged or entered into any Contract or commitment (whether written or oral) with any broker, finder or investment banker who is or shall be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with (a) the negotiation, execution or performance of this Agreement, (b) the consummation of the transactions contemplated by this Agreement or (c) introducing the Parties to each other.  Parent is solely responsible for any fees or similar payments due to BMO Capital Markets Corp. pursuant to Parent’s engagement of BMO Capital Markets Corp. in connection with this Agreement and the transactions contemplated hereby.

4.26   No Fraudulent Conveyance.  Neither Seller’s or Parent’s entry into this Agreement nor the consummation of the transactions contemplated hereby constitutes a fraudulent conveyance or preferential transfer under the United States Bankruptcy Code, 11 U.S.C. §§101, et seq. or any other federal, state or local Laws affecting the rights of creditors generally.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller and Parent to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and Parent as follows:

5.1   Incorporation and Qualification of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as and where currently conducted.  Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect.

5.2   Authority of Buyer.  Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and Parent) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar applicable Laws of general applicability relating to or affecting creditors’ rights).  Upon their execution and delivery by Seller, Parent and/or Buyer (as applicable) at the Closing, (and assuming their due authorization, execution and delivery by Seller, Parent or any other applicable party), the other Transaction Documents to which Buyer is a party shall constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar applicable Laws of general applicability relating to or affecting creditors’ rights).

5.3   No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with or result in a violation or breach of, or default under (or event that with notice or lapse of time or both would constitute a default), any provision of the certificate of incorporation, bylaws or other charter documents of Buyer, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, or (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound.

5.4   Notices and Consents.  No consent, approval, exemption, order or authorization of, or registration, declaration, notification or filing with any Person is required to be obtained or made by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement.

5.5   Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Parties’ entry into this Agreement or the consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any Affiliate thereof, except for brokers, finders, investment bankers or other Persons, the fees, commissions and expenses of which will be paid in full by Buyer.

5.6   Proceedings.  There are no Proceedings pending or, to Buyer’s knowledge, threatened in writing against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To the knowledge of Buyer, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Proceeding.

5.7   Environmental and Engineering Reports.  Buyer has delivered to Seller copies of all engineering and environmental reports, studies, investigations, sampling results and other similar documents in the possession of Buyer or any of its Affiliates or within the reasonable control of Buyer or any of its Affiliates relating to Buyer’s due diligence investigation of the Real Properties and the improvements and operating assets located thereon, but excluding any such items provided by Seller or Parent to Buyer.

5.8   Limitation on Seller Representations and Warranties.  BUYER HEREBY ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE 4 OF THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF SELLER OR THE BUSINESS, OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY SELLER AND PARENT.  Buyer acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning Seller or its properties, business or assets may not have been prepared in accordance with GAAP or standards applicable under the Securities Act of 1933.

ARTICLE 6

COVENANTS AND AGREEMENTS OF THE PARTIES

6.1   Public Announcements.  Following the Closing Date, except as otherwise required by applicable Law or applicable stock exchange rules, any press release or other publicity concerning the Parties’ entry into this Agreement or the transactions contemplated hereby (including the terms hereof) shall be made only with the joint consent of Parent and Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, Buyer acknowledges that Parent shall issue a press release and make related filings under the Securities Exchange Act of 1934 related to the Parties’ entry into this Agreement and the consummation of the transactions contemplated hereby.  Parent shall provide Buyer reasonable time to comment on such press release prior to issuance, but Buyer’s right to comment on such release shall not delay Parent’s issuance of such press release or its making of such filings, nor shall such right to comment affect Parent’s determination as to what substantive content should be in such press release and filings in order for Parent to comply with applicable Law.  Nothing in this Section 6.1 shall restrict the right of any Party to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized Representatives of such Party, (b) following the Closing, in any Party’s financial statements (including the notes thereto), and (c) to any Party’s Affiliates, auditors, attorneys or financing sources.

6.2   Post-Closing Inspection of Records; Cooperation.

(a)   Seller and Buyer shall make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Business available for inspection by the other Party, or by the other Party’s Representatives, for reasonable and proper business purposes at reasonable times during normal business hours, for a six (6)-year period after the Closing Date, with respect to all transactions relating to the Business, the Purchased Assets or the Assumed Liabilities occurring prior to and including the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of Seller prior to the Closing Date.  As used in this Section 6.2, the right of inspection includes the right to make extracts or copies at the cost of the Party seeking such extracts or copies, provided that such Party seeking such extracts or copies maintains a log of such extracts or copies and provides a copy of such log to the other Parties upon request.  The rights of inspection and to make extracts or copies, as set forth in this Section 6.2(a) is subject to the following: (i) the terms and conditions of Section 6.3, (ii) at the election of the providing Party, the terms and conditions of a customary nondisclosure agreement to be entered into by Seller and Buyer prior to such inspection, and (iii) the right of the providing Party to supervise, or appoint a Representative to supervise, such inspection.

(b)   The Parties shall cooperate reasonably with each other with respect to the defense of any Third Party Claim subsequent to the Closing Date which is not subject to the indemnification provisions contained in ARTICLE 7, provided that the Party requesting cooperation shall reimburse the other Party for the other Party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation (but excluding any salary, benefits or other compensation costs of such other Party’s employees involved with the provision of such cooperation), except to the extent such other Party is indemnified against such costs and expenses under ARTICLE 7.  Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including, at the sole cost and expense of the requesting Party, providing testimony in any Proceeding), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter.  Such cooperation shall be subject to the following: (i) the terms and conditions of Section 6.3, (ii) at the election of the cooperating Party, the terms and conditions of a customary nondisclosure agreement to be entered into by Seller and Buyer prior to making any information, documents, records or employees available pursuant to this Section 6.2(b), (iii) the right of the cooperating Party to supervise, or appoint a Representative to supervise, any review, inspection, copying or other use of any information, documents, records and employees made available pursuant to this Section 6.2(b), and (iv) the right of the cooperating Party to designate which employees of the cooperating Party are the relevant employees to assist the requesting Party in participating in any such matter.  In addition, in the event that the requesting Party makes any copies or extractions of the information made available by the cooperating Party pursuant to this Section 6.2(b), the requesting Party will maintain a log of such copies or extractions and will make such log available to the cooperating Party upon request.

(c)   Notwithstanding anything to the contrary contained in this Section 6.2(c), (i) no Party shall be obligated to provide any other Party with access to any books, records or other documents pursuant to this Section 6.2(c) where such access would violate any applicable Law, (ii) any Party may refuse to provide access to any communication between such Party or any of its Affiliates and its/their legal counsel in order to preserve the attorney-client privilege in respect of such communication, and (iii) if any of the Parties is in an adversarial relationship, including in actual or threatened litigation, the furnishing of information, documents or records in accordance with any provision of this Section 6.2(c) shall be subject to applicable rules relating to discovery.

6.3   Confidential Information.

(a)   Business Confidential Information.  For a five (5)-year period beginning on the Closing Date (the “Restricted Period”), each of Seller and Parent shall, and shall cause each of its Affiliates to, maintain all Business Confidential Information in confidence and not disclose any Business Confidential Information to any Person other than Buyer, and not use any Business Confidential Information for its own benefit or the benefit of any Third Party.  Nothing in this Agreement, however, shall prohibit Seller, Parent or any Affiliate thereof from using or disclosing Business Confidential Information: (i) to the extent reasonably necessary for Seller or Parent to enforce the terms of this Agreement or any other agreement or instruments executed in connection herewith, (ii) to the extent Seller, Parent or any applicable Affiliate determines that such use or disclosure is reasonably necessary for the pursuit or defense of any Proceeding against or by Buyer or any Affiliate thereof, including in connection with challenging or defending any claim for indemnification by a Buyer Indemnified Party under Section 7.3, (iii) to the extent any such Business Confidential Information constitutes shared information that is used by Parent or any Affiliate thereof in the ordinary course conduct of its own business, (iv) to the extent required by Law (including the rules and regulations of any U.S. stock exchange or automated dealer quotation system) or accounting requirements, including in connection with any accounting, audit, Tax or regulatory compliance of Parent or any Affiliate, or (v) to the extent disclosure is mandated by any Governmental Order, provided that, in the case of clauses (ii), (iv) and (v) above, Seller or Parent (A) provides Buyer with written notice of such mandated disclosure prior to such disclosure being made, (B) cooperates reasonably with Buyer in any Buyer effort to obtain a protective order or other confidentiality treatment with respect to such Business Confidential Information whose disclosure is mandated, and (C) discloses only that portion of such Business Confidential Information required to be disclosed.

(b)   Seller Confidential Information.  During the Restricted Period, Buyer shall, and Buyer shall cause each of its Affiliates to, maintain in confidence all Seller Confidential Information disclosed to or otherwise obtained by Buyer, Seller or any such other Affiliate, whether before, on or after the Closing Date, and not disclose any Seller Confidential Information to any Person, and not use any Seller Confidential Information for Buyer’s own benefit or the benefit of any Affiliate or Third Party.  Nothing in this Agreement, however, shall prohibit Buyer or any Affiliate thereof from using or disclosing Seller Confidential Information: (i) to the extent reasonably necessary for Buyer to enforce the terms of this Agreement or any other agreement or instrument executed in connection herewith, (ii) to the extent Buyer or any applicable Affiliate determines that such use or disclosure is reasonably necessary for the pursuit or defense of any Proceeding against or by Seller, Parent or any Affiliate thereof, including in connection with challenging or defending any claim for indemnification by a Seller Indemnified Party under Section 7.2, (iii) to the extent required by Law (including the rules and regulations of any U.S. stock exchange or automated dealer quotation system) or accounting requirements, including in connection with any accounting, audit, Tax or regulatory compliance of Buyer, or (iv) to the extent disclosure is mandated by any Governmental Order, provided that, in the case of clauses (ii) and (iv) above, Buyer (A) provides Parent with written notice of such mandated disclosure prior to such disclosure being made, (B) cooperates reasonably with Parent in any Parent effort to obtain a protective order or other confidentiality treatment with respect to such Seller Confidential Information whose disclosure is mandated, and (C) discloses only that portion of such Seller Confidential Information required to be disclosed.

6.4   Non-Competition; Non-Solicitation Covenants of Seller and Parent.  As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, during the Restricted Period, each of Seller and Parent shall not, and Seller and Parent shall cause their respective Affiliates not to, directly or indirectly:

(a)   engage in, continue in or carry on any business that competes with any aspect of the Business (as presently conducted or as intended, as of immediately prior to Closing, by Seller to be conducted), including owning or controlling any financial interest in any Business Competitor;

(b)   consult with, advise or assist in any way, whether or not for consideration, any Business Competitor in any aspect of any business that is competitive with the Business, including advertising or otherwise endorsing the products or services of any Business Competitor, soliciting customers or otherwise serving as an intermediary for any Business Competitor or loaning money or rendering any other form of financial assistance to any Business Competitor;

(c)   hire any employee of Buyer who is listed on Schedule 6.4(c) or who is involved in the management of the Business, other than employees listed on Schedule 6.6(a); provided, however, that in connection with the expiration or termination of the Tennessee II Lease for any reason, Seller may hire or contract with a reasonable number of such employees with relevant technical skills so as to facilitate Seller’s compliance with its obligations under Section 6.15 with respect to the decommissioning and draining of the Plating Line, and Seller and Buyer shall confer in good faith prior to the effective time of expiration or termination of the Tennessee II Lease to identify such employees and cooperate reasonably to arrange for their hiring or contracting by Seller pursuant to this Section 6.4(c) (subject to each such employee’s consent to such hiring or contracting by Seller);

(d)   solicit or induce any employee, commissioned salesperson or consultant included in the Hired Employees or any individual in a similar position with Buyer after the Closing to terminate his or her employment or contractual relationship with Buyer or make any offer of employment or engagement to such Person; provided, however, that the foregoing shall not prohibit Seller, Parent or any Affiliate thereof from making general solicitations for employment to the public that are not specifically targeted at such employees, commissioned salespersons or consultants or from hiring any such individual who voluntarily and without solicitation from Seller, Parent or any Affiliate thereof (other than a permitted general solicitation as described above) contacts Seller, Parent or any Affiliate thereof in order to obtain employment or other contractual engagement; or

(e)   engage in any practice the purpose of which is to evade Seller and Parent’s covenants in this Section 6.4(e).

Notwithstanding anything to the contrary set forth in this Agreement, it shall not be a violation of Section 6.4(a) or 6.4(b) if (i) Parent, Seller or any Affiliate thereof (A) acquires or owns not more than five percent (5%) of any class of securities of an entity that are listed or quoted for trading on any U.S. national stock exchange or automated dealer quotation system, (B) purchases any product from a Business Competitor as a component part to be incorporated into a product manufactured or sold by Parent, Seller or such Affiliate, (C) continues to operate any of the wheel end businesses of Parent and its Affiliates in substantially the same manner as such business was operated by Parent and its Affiliates as of immediately prior to Closing (but without any limitation on future change or expansion of locations of such business) or operates any other wheel manufacturing business, (D) sells or leases the Tennessee II Property and/or the Equipment located thereon that comprises the Plating Line to any Third Party, or (E) acquires any company or business which has a division generating less than ten percent (10%) of the gross annual revenues of such company or business that would constitute a Business Competitor, provided that Parent, Seller or any applicable Affiliate divests its ownership of such Business Competitor division or otherwise terminates the operation of such Business Competitor division within one (1) year of the date of its acquisition, or (ii) Seller’s Affiliate, Brillion Iron Works, Inc., continues to operate its business in substantially the same manner as such business was operated immediately prior to Closing (but without any limitation on future change or expansion of locations of such business).  Further, if a Change of Control of Parent occurs during the Restricted Period, the provisions of Section 6.4(a) and 6.4(b) shall not apply to the Person acquiring control of Parent or any of such acquiring Person’s Affiliates that existed before the occurrence of such Change of Control or to any reorganized structure of Parent and its Affiliates after giving effect to such Change of Control, provided that none of the manufacturing facilities of Parent and its Affiliates that existed before the occurrence of such Change of Control may be used after such Change of Control and during the remainder of the Restricted Period in a manner that would violate Section 6.4(a) or 6.4(b).  The geographic scope of the covenant not to compete set forth in Section 6.4(a) and 6.4(b) shall extend throughout the United States, Canada and Mexico.  Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases substantially all of the Business (whether by asset sale, merger or otherwise).  Recognizing the specialized nature of the Business, Seller and Parent acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

6.5   Injunctive Relief; Adjustment of Restrictions to Comply With Law.  Seller and Parent acknowledge and represent that the covenants and agreements in Sections 6.4 are reasonable and necessary for the protection of the Business and are an essential inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby.  If, at the time of enforcement of this Agreement, a court holds that the restrictions stated in Section 6.4 are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area; provided that no such substitution shall place a greater restriction on Seller, Parent or their respective Affiliates than as set forth in Sections 6.4.  Seller and Parent agree that money damages would not be an adequate remedy for any breach of Section 6.4.  Therefore, in the event of a breach or threatened breach of any provision of Section 6.4 that is continuing, Buyer may, in addition to other rights and remedies existing in Buyer’s favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions Section 6.4 (without posting a bond or other security) and without any requirement to prove actual damage or harm caused by such breach.

6.6   Employees.

(a)   On the Closing Date, Buyer shall offer employment to all employees of Seller engaged exclusively in the Business other than the employees of Seller listed on Schedule 6.6(a).  All such offers of employment shall be on terms determined by Buyer in its sole discretion.  Each Seller employee who accepts Buyer’s offer of employment and is hired by Buyer is referred to herein as a “Hired Employee.”  On the Closing Date, effective as of the Effective Time, Seller shall terminate the employment of each Hired Employee and Buyer shall commence its employment of each Hired Employee.

(b)   Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Hired Employee following the Closing Date; provided, however, that Buyer shall indemnify Seller, Parent and their Affiliates for, from and against any Claim or other Liability resulting from Buyer’s termination of Hired Employees that would give rise to any Claim against Seller, Parent or any Affiliate thereof under the Worker Adjustment and Retraining Notification Act or any equivalent state Law.

(c)   Subject to restrictions imposed by applicable Law and prior approval of arrangements in advance by and through one or more executive officers of Seller or Parent, not to be unreasonably withheld or delayed, Seller and Parent shall cooperate with Buyer and shall permit Buyer prior to the Closing Date, (i) to meet with employees of Seller at such times as Buyer shall reasonably request, (ii) to speak with such employees who are being considered for employment by Buyer, (iii) to distribute to such employees such forms and other documents relating to potential employment after the Closing; and (iv) to permit Buyer, upon request, to review personnel files and other relevant employment information regarding such employees.

(d)   Following the Closing, Seller and Buyer shall cooperate reasonably with each other to provide an orderly administrative transition to Buyer of the Hired Employees, including the provision by Seller to Buyer of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to the Hired Employees.  Seller and Buyer agree to utilize the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting for Hired Employees, such that Seller shall be responsible for all reporting of wages and other compensation paid by it to Hired Employees up to and including the Closing Date (including furnishing and filing of Forms W-2 and W-3).

(e)   Parent shall be responsible for providing all notices and continuation coverage required under COBRA to all employees who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulations §54.4980B-9) as a result of the consummation of the transactions contemplated by this Agreement.  Specifically, Parent agrees that all obligations to provide such continuation coverage to M&A Qualified Beneficiaries are being allocated to Parent.  If Parent or any of its Affiliates ceases to maintain a group health care plan, then, notwithstanding any other provision of this Agreement to the contrary, Parent shall reimburse Buyer for any and all expenses incurred by Buyer in excess of the premiums collected by Buyer from M&A Qualified Beneficiaries and any actual reinsurance recoveries (including claims incurred under Buyer or its Affiliates’ group health plan, administrative fees, reinsurance premiums, etc.) in providing such continuation coverage to such M&A Qualified Beneficiaries.

(f)   On the Closing Date and for at least the first ninety (90) days following the Closing Date, Buyer shall have available and shall offer to all Hired Employees who remain employed at the time of such offer and their dependents, medical, dental and vision plan coverage providing similar benefits as those provided to Seller employees under Parent’s medical, dental and vision plans as in effect immediately before the Closing Date (the “Buyer Health Plans”).  Buyer shall recognize, for all Hired Employees, from and after the Closing, credit for all service with Seller and its Affiliates, prior to the Closing, for the following purposes: (i) vacation and paid time off accruals; (ii) eligibility to participate in the Buyer Health Plans covering Hired Employees, unless, if any Buyer Health Plan is an insured medical plan, Buyer is unable to do so using commercially reasonable efforts; and (iii) eligibility to participate, vesting credit, and eligibility to commence benefits under any qualified pension plan covering Hired Employees.  If any Buyer Health Plan is an insured plan, Buyer shall use reasonable efforts to cause its medical insurance coverage provider to waive any waiting period, pre-existing condition limitation or other qualification, limitation or restriction on commencement of medical insurance coverage for Hired Employees and their respective dependents.

(g)   Without limiting the foregoing, for all periods prior to, on and after the Closing Date, Seller shall be solely responsible for (and all such obligations shall be considered Retained Liabilities hereunder):

(i)   all Liabilities arising out of or relating to employee benefits or compensation plans, programs, agreements or arrangements sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates, including (A) all Liabilities arising under the Benefit Plans, (B) all Liabilities arising under Title IV of ERISA, and (C) all Liabilities with respect to salaries, wages, commissions, bonuses, vacation, sick pay or paid time off and other employee benefits of any nature that are payable or owed to any current or former employee or independent contractor of Seller in respect of services rendered by such individuals;

(ii)   all severance and related obligations of Seller, Parent or any Affiliate thereof arising in connection with Seller’s termination of employment of any employee (including any Hired Employee), including all Liabilities to provide “continuation coverage” to such employees (and their covered dependents) under the applicable health plans of Seller, Parent or any Affiliate thereof with respect to all qualifying events under COBRA that occur prior to or as of the Closing; and

(iii)   all Liabilities arising out of or relating to any claims by any current or former employees or independent contractors of Seller with respect to any personal injuries incurred prior to the Closing Date, including workers’ compensation, disability or similar workers’ protection claims, arising prior to or after the Closing, regardless of when any such claim is made or asserted, and sustained in connection with the employment or retention of such employee by Seller.

(h)   The representations, warranties, covenants and agreements of the Parties contained herein are for the sole benefit of the Parties, and employees are not intended to be and shall not be construed as beneficiaries hereof unless otherwise specifically provided.  No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of employment with Buyer or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, agreement, policy or arrangement which may be established by Buyer and nothing in this Agreement amends any plan of Buyer.  Nothing in this Agreement shall be construed as an amendment to any benefit plan of Buyer for any purpose.

6.7   Transfer Taxes and Apportionments.

(a)   Seller shall pay all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with sale, transfer and conveyance of the personal property included in the Purchased Assets and assumption of the Assumed Liabilities (excluding any income Tax) (collectively, “Personal Property Transfer Taxes”), regardless of the Party on whom such Taxes are imposed by Law, when due.  Any deed or other transfer Tax payable in connection with the conveyance of the Owned Real Properties at Closing shall be dealt with in accordance with Section 3.7.  The Party required to file any Tax Return or other document that includes or is otherwise with respect to any Personal Property Transfer Taxes shall, at its own expense, timely file any such Tax Return and the other Parties shall cooperate reasonably with respect thereto if and as requested by the Party making such filing.

(b)   Without duplication of any apportionment made at Closing in accordance with Section 3.8, all real property, personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days included in the Post-Closing Tax Period.  Seller shall be liable for the amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c)   Apportioned Obligations and Personal Property Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.  The paying Party shall be entitled to prompt reimbursement from the non-paying Party.  Upon payment of any such Apportioned Obligation or Personal Property Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled, together with such supporting documentation or information as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after its receipt of such statement.

6.8   Liability for Taxes.

(a)   Seller shall be liable for and pay the following, all of which constitute Taxes payable by Seller for which Buyer is entitled to indemnification pursuant to Section 7.2 hereof: (i) all Taxes imposed with respect to the Purchased Assets for any Pre-Closing Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date, and (iii) all Taxes of any Person (other than Seller) imposed on Seller as a transferee or successor, by Contract or pursuant to any Law, which Taxes are attributable to an event or transaction occurring before the Closing Date.

(b)   Buyer shall be liable for and pay the following, all of which constitute Taxes payable by Buyer for which Seller is entitled to indemnification pursuant to Section 7.3 hereof: (i) except as provided in Section 6.7, all Taxes owed by Buyer or any of its Affiliates for any period, (ii) all Taxes imposed with respect to the Purchased Assets for any Post-Closing Tax Period, (iii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Buyer (or any predecessor thereof) is or was a member on or after the Closing Date, and (iv) all Taxes of any Person (other than Buyer) imposed on Buyer as a transferee or successor, by Contract or pursuant to any Law, which Taxes are attributable to an event or transaction occurring on or after the Closing Date.

6.9   Receipt and Handling of Funds Following Closing.

(a)   Funds Received by Seller or Parent.  On and after the Closing Date, if Seller, Parent or any of their Affiliates receives or collects any funds on account of any account receivable, deposit or other current asset included in the Purchased Assets, Seller or Parent shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof.  Any such funds not delivered to Buyer within such time period shall bear interest at the rate of ten percent (10%) per annum until paid.

(b)   Funds Received by Buyer from Excluded Assets.  On and after the Closing Date, if Buyer or any of its Affiliates receives or collects any funds on account of any Excluded Asset, Buyer shall remit any such funds to Seller within ten (10) Business Days after Buyer’s receipt thereof.  Any such funds not delivered to Buyer within such time period shall bear interest at the rate of ten percent (10%) per annum until paid.

6.10   Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Retained Liabilities.

6.11   Parent Guaranty.  Subject to the provisions of this Section 6.11, Parent hereby irrevocably, absolutely and unconditionally guarantees (a) the full and punctual payment of any amount due and payable by Seller under this Agreement and under each other Transaction Document to which Seller is a party, and (b) the timely satisfaction and performance of all of Seller’s covenants, agreements and obligations contained in this Agreement and each other Transaction Document to which Seller is a party.  Upon any failure by Seller to pay punctually or credit to the applicable Person any such amount referred to in the foregoing clause (a), Parent shall, forthwith upon written demand of Buyer, pay the amount not so paid; provided however that any and all defenses or counterclaims available to Seller, including under this Agreement, any other Transaction Document or applicable Law, shall also be available to Parent.  Subject to the immediately preceding sentence, the obligations of Parent under this Section 6.11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Seller, by operation of Law or otherwise, unless and to the extent Buyer consents to any such extension, renewal, settlement, compromise, waiver or release, (ii) any modification or amendment of or supplement to this Agreement or any Transaction Document to which Seller is a Party, (iii) any change in the corporate existence, structure or ownership of Seller, or any insolvency, bankruptcy, reorganization or other similar Proceeding affecting Seller or its assets or any resulting release or discharge of any obligation of Seller, or (iv) the existence of any claim, set-off or other right which Parent may have at any time against Seller; provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim.  Upon making any payment under this Section 6.11 with respect to Seller, Parent shall be subrogated to the rights of the payee against Seller with respect to such payment.  Parent hereby expressly waives all (A) presentments, (B) demands for payment or performance, (C) diligence, (D) demands of protest, dishonor, or reliance hereon, and (E) protests of nonpayment.

6.12   Warranty Claims.

(a)   Seller and Parent acknowledge and agree that any Liabilities in respect of customer warranty claims, including costs of repair and/or replacement of products or services designed, manufactured, marketed, produced, sold or distributed by Seller prior to the Closing Date under Seller’s express warranties and any implied warranties are Retained Liabilities.  Notwithstanding the foregoing, following the Closing, Buyer shall process and service all claims validly made under any express or implied warranty of Seller (the “Warranty Claims”), including repairing, reworking or replacing any covered product under any such Warranty Claim, in a reasonable manner consistent with past practice and in accordance with the applicable warranty, and, subject to the other provisions of this Section 6.12(a), Seller shall reimburse Buyer for the Warranty Costs incurred by Buyer or any of its Affiliates in the handling of such Warranty Claims, subject to a reasonable time for Seller to review such request for reimbursement.  For purposes of this Section 6.12(a), “Warranty Costs” means the reasonable costs actually incurred by Buyer or any of its Affiliates in fulfilling Buyer’s obligations under this Section 6.12(a), including a reasonable application of overhead costs.

(b)   In order to obtain reimbursement from Seller of any Warranty Costs, Buyer must deliver to Seller a written report (a “Warranty Report”) of such Warranty Costs and the related Warranty Claims.  Buyer may deliver Warranty Reports to Seller as frequently as Buyer may elect, but not more than once per calendar month.  Each Warranty Report shall disclose for each Warranty Claim reported therein, to the extent that such information is known to Buyer, (i) the name of the Person making the Warranty Claim, (ii) a description of the product or service that is the subject of the Warranty Claim and the number of product units affected, (iii) the date of the claiming Person’s purchase of such product or the date of completion of the service in question (for purposes of confirming that such product or service was within the applicable warranty period when the Warranty Claim was made), (iv) a description of the defect in respect of which the Warranty Claim was made, (v) the action taken by Buyer to resolve such Warranty Claim (i.e., repair, reworking or replacement of the covered product or service), and (vi) quantification of the related Warranty Costs.  Buyer shall cooperate reasonably and promptly with any reasonable request by Seller or Parent for additional information on any Warranty Claim and Buyer’s handling thereof so as to allow Seller or Parent to verify the validity of such claim and Buyer’s grounds for reimbursement.  Subject to Buyer’s compliance with the foregoing provisions of this Section 6.12, Seller shall pay to Buyer the Warranty Costs requested in any Warranty Report within ten (10) Business Days after Seller’s receipt of such Warranty Report.

6.13   Further Assurances; Non-Assignable Assets.

(a)   From time to time after the Closing Date, upon request of any Party and without further consideration, the Parties shall execute such further documents, and perform such further acts, as may be necessary to further and give effect to the sale, assignment, transfer and conveyance to Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities, on the terms and conditions herein contained, and to otherwise comply with the terms of this Agreement and to consummate (or consummate more effectively) the transactions contemplated hereby.  Without limiting the generality of the foregoing, in the event that any Party makes any unintentional error with respect to the classification of assets of Seller as Purchased Assets or Excluded Assets, or the classification of Liabilities of Seller as Assumed Liabilities or Retained Liabilities, the Parties shall confer in good faith in an attempt to assess and resolve such asserted error; provided, however, that such obligation to confer shall not apply to any purported error that is first raised by a Party in written notice to the other(s) after more than eighteen (18) months from the Closing Date.

(b)   If the assignment of any Purchased Asset requires the consent of any Person and such consent is not obtained at or prior to the Closing (i) Seller and Parent will use their commercially reasonable efforts to obtain the written consent of such other Person to the assignment, (ii) this Agreement will not constitute an agreement to assign such Purchased Asset until such consent is obtained, and (iii) at Buyer’s election, (A) Seller will continue to maintain and/or perform any such Purchased Asset at the direction and for the risk, liability and benefit of Buyer, but at Buyer’s sole cost, or (B) Buyer may act as agent and attorney-in-fact for Seller to obtain the benefits thereunder for Buyer.

6.14   Cooperation on Tax Matters.  Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any audit, litigation, or other Proceeding and making employees available on a mutually convenient basis (at the requesting Party’s cost) to provide additional information and explanation of any material provided thereunder.  Seller and Buyer agree (a) to retain all of their respective books and records with respect to Tax matters pertinent to Seller relating to any Pre-Closing Tax Period until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, as the case may be, any extension thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

6.15   Covenants Regarding Plating Line.  Seller and Parent acknowledge and agree that any and all Liabilities in respect of the clean-up, repair and/or decommissioning (including the draining and disposal of chemicals and any environmental Liabilities related thereto) of the plating line at the Tennessee II Property (the “Plating Line”), whether such Liabilities arise or occur prior to, on or following the Closing Date (except any Liability allocated to Buyer under Section 7.2(e) or other Liability of Buyer under Section 7.3(c)), are Retained Liabilities.  Notwithstanding the foregoing, the following provisions shall govern responsibility for maintenance and repair of, and capital expenditures on, the Plating Line during the term of the Tennessee II Property Lease:

(a)   Buyer shall (i) conduct, at its sole expense, all ordinary course maintenance and repairs of the Plating Line that are reasonably required in connection with the operation by Buyer of the Plating Line and are reasonably consistent with Seller’s past practices, and (ii) be responsible, at is sole expense, for any repair to the Plating Line required as a result of the negligence or intentional acts (other than intentional acts that are consistent with Seller’s ordinary course operation of the Plating Line during the twelve (12) months immediately preceding the Closing Date) of Buyer (including any employee, agent, contractor or invitee of Buyer).

(b)   Except as set forth in Section 6.15(a) and the following provisions of this Section 6.15(b), during the term of the Tennessee II Property Lease, Seller shall be responsible for capital projects and replacement of assets comprising parts of the Plating Line to the extent required to maintain the Plating Line in good operating condition with capabilities reasonably consistent with those existing immediately prior to the Closing Date (“Required Plating Line Work”).  For further clarity, Seller shall not be responsible for the conduct of, or payment for, capital projects or replacement of assets that do not constitute Required Plating Line Work, including capital projects or replacement of assets that are merely intended to increase efficiency or enhance the capabilities of the Plating Line.  With respect to any Required Plating Line Work conducted during the term of the Tennessee II Property Lease:

(i)   Seller shall be responsible for payment of the first $400,000 of costs of such Required Plating Line Work;

(ii)   Seller and Buyer shall equally share responsibility for payment of the next $200,000 of costs of such Required Plating Line Work; and

(iii)   Seller shall be responsible for payment of all costs in excess of $600,000 for such Required Plating Line Work.

(c)   Buyer shall account for repair and maintenance expenses and capital expenditures on the Plating Line, whether or not constituting Required Plating Line Work, in a manner reasonably consistent with Seller’s ordinary course practices during the twelve (12) months immediately preceding the Closing Date and shall provide such accounting details to Seller from time to time promptly upon Seller’s request therefor.  Buyer shall keep Seller reasonably informed of anticipated and planned capital expenditures (providing advance written notice when able) and shall provide Seller with reasonable documentation (including copies of Third Party invoices or receipts) supporting any claim for expense reimbursement related to Required Plating Line Work.  In any event, unless the Required Plating Line Work is the result of an emergency or otherwise required to end an unanticipated shut-down of the Plating Line, to the extent Buyer intends to conduct any Required Plating Line Work having a cost expected to exceed $10,000, Buyer shall provide Seller with at least ten (10) days’ advance written notice thereof, which Required Plating Line Work shall be subject to Seller’s approval, not to be unreasonably withheld, conditioned or delayed.  If an emergency or unanticipated shut-down of the Plating Line results in Required Plating Line Work having a cost in excess of $10,000, Buyer shall provide Seller with written notice thereof as soon as reasonably practicable, and Seller (or Seller and Buyer, as applicable) will be responsible for the payment of such Required Plating Line Work in accordance with Section 6.15(b).

(d)   All upgrades and/or additions made to the Plating Line, whether made or paid for by Seller or Buyer, and whether or not constituting Required Plating Line Work, shall form part of the Plating Line and shall at all times remain the exclusive property of Seller.

ARTICLE 7

INDEMNIFICATION

7.1   General.  From and after the Closing, Seller and Buyer shall indemnify each other as provided in this ARTICLE 7.

7.2   Seller’s Indemnification Obligations.  Subject to the provisions of this ARTICLE 7, following the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective successors, assigns, shareholders, members, directors, managers, officers, employees, agents and other Representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon, sustained or incurred by any Buyer Indemnified Party, directly or indirectly by reason of, arising out of or resulting from:

(a)   any inaccuracy in or breach of any representation and warranty made by Seller to Buyer in this Agreement or in any Transaction Document, other than the Tennessee II Property Lease, any of which such inaccuracies or breaches under the Tennessee II Property Lease shall be dealt with as provided in the Tennessee II Property Lease;

(b)   any nonfulfillment or breach by Seller or Parent of any covenant, agreement or obligation in this Agreement or in any Transaction Document, other than the Tennessee II Property Lease, any of which such nonfulfillments or breaches under the Tennessee II Property Lease shall be dealt with as provided in the Tennessee II Property Lease and Section 7.2(e);

(c)   any Excluded Assets and/or any Retained Liabilities;

(d)   any Taxes for which Seller, Parent or any Affiliate thereof is liable, including as contemplated by Section 6.8(a); and/or

(e)   notwithstanding anything in the Tennessee II Property Lease to the contrary, (i) any Environmental Claim or other Liability whatsoever relating to any environmental condition existing on the Closing Date at, on or under the Tennessee II Property in violation of any Environmental Law or Environmental Permit, or (ii) any Environmental Claim or other Liability whatsoever relating to any environmental condition arising or occurring after the Closing Date at, on or under the Tennessee II Property in violation of any Environmental Law or Environmental Permit as a result of Buyer’s operation of the Plating Line in substantially the same manner as Seller operated the Plating Line during the twelve (12) months immediately preceding the Closing Date, including routine maintenance and repairs for which Buyer is responsible under Section 6.15, and in compliance with applicable Laws; provided, however, that Seller shall have no obligation to indemnify the Buyer Indemnified Parties under this Section 7.2(e) for, and Buyer shall be liable to Seller for, any Environmental Claim or other Liability relating to any environmental condition to the extent caused by any negligence or intentional act (other than intentional acts that are consistent with Seller’s ordinary course operation of the Plating Line during the twelve (12) months immediately preceding the Closing Date) of Buyer (including any employee, agent, contractor or invitee of Buyer) or Buyer’s failure to perform routine maintenance and repairs on the Plating Line for which Buyer is responsible under Section 6.15.

7.3   Buyer’s Indemnification Obligations.  Subject to the provisions of this ARTICLE 7, following the Closing, Buyer shall indemnify and hold harmless Seller, Parent and their Affiliates, and their respective successors, assigns, shareholders, members, directors, managers, officers, employees, agents and other Representatives (collectively, the “Seller Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon, sustained or incurred by any Seller Indemnified Party, directly or indirectly by reason of, arising out of or resulting from:

(a)   any inaccuracy in or breach of any representation and warranty made by Buyer in this Agreement or in any Transaction Document, other than the Tennessee II Property Lease, any of which such inaccuracies or breaches under the Tennessee II Property Lease shall be dealt with as provided in the Tennessee II Property Lease;

(b)   any nonfulfillment or breach by Buyer of any covenant, agreement or obligation in this Agreement or in any Transaction Document, other than the Tennessee II Property Lease, any of which such nonfulfillments or breaches under the Tennessee II Property Lease shall be dealt with as provided in the Tennessee II Property Lease;

(c)   any Environmental Claim or other Liability relating to any environmental condition to the extent caused by any negligence or intentional act (other than intentional acts that are consistent with Seller’s ordinary course operation of the Plating Line during the twelve (12) months immediately preceding the Closing Date) of Buyer (including any employee, agent, contractor or invitee of Buyer) or Buyer’s failure to perform routine maintenance and repairs on the Plating Line for which Buyer is responsible under Section 6.15; and/or

(d)   any Taxes for which Buyer or any Affiliate thereof is liable, including as contemplated by Section 6.8(b).

7.4   Limitation on Indemnification Obligations.  Seller’s and Buyer’s respective obligations pursuant to the provisions of Section 7.2 and 7.3 (as applicable) are subject to the following limitations:

(a)   The representations and warranties made by Seller in this Agreement, or in any Transaction Document to which Seller is a party, and the right of any Buyer Indemnified Party to make a claim against Seller for Indemnification under Section 7.2(a) for any breach or inaccuracy thereof, shall terminate on the date which is eighteen (18) months after the Closing Date unless a written notice of such claim is delivered to Seller in accordance with the provisions of this Agreement on or before such date; provided, however, that such time limitation shall not apply to a breach of any of (i) Section 4.1 (Organization and Qualification of Seller and Parent), Section 4.2 (Authority of Seller and Parent), Section 4.3 (No Conflicts), Section 4.6(a) (Title to Assets), or Section 4.25 (Brokers and Finders), as such representations and warranties shall survive indefinitely, (ii) Section 4.8 (Taxes) and Section 4.16 (Environmental Matters), as such representations and warranties shall survive until sixty (60) days following the expiration of the applicable statutes of limitations in respect of such matters (after giving effect to any extensions or waivers thereof), following which no Buyer Indemnified Party may make a claim against Seller for Indemnification under Section 7.2(a) for any breach or inaccuracy thereof unless a written notice of such claim has been delivered to Seller in accordance with the provisions of this Agreement on or before such date, or (iii) Section 4.12 (Employee Benefits) as such representations and warranties shall terminate on the third anniversary of the Closing Date.

(b)   The Buyer Indemnified Parties shall not be entitled to seek indemnification under Section 7.2(a) until the aggregate losses which the Buyer Indemnified Parties would recover under Section 7.2(a), but for this Section 7.4(b), equals $300,000 (the “Claims Threshold Amount”), following which the Buyer Indemnified Parties shall be entitled to seek indemnification for all of such Claims, including the Claims Threshold Amount.  The limitation in the preceding sentence shall not apply to any losses for any breach of any representation or warranty under Section 4.1 (Organization and Qualification of Seller and Parent), Section 4.2 (Authority of Seller and Parent), Section 4.3 (No Conflicts), Section 4.6(a) (Title to Assets), Section 4.8 (Taxes), Section 4.12 (Employee Benefits), Section 4.16 (Environmental), or Section 4.25 (Brokers and Finders).

(c)   The Buyer Indemnified Parties shall not be entitled to recover under Section 7.2(a) to the extent the aggregate losses actually paid by or on behalf of Seller under Section 7.2(a) to the Buyer Indemnified Parties (or any of them) exceed ten percent (10%) of the Base Price, as finally adjusted in accordance with Section 2.6 (the “Indemnification Cap”).  The limitation in the preceding sentence shall not apply to (and the computation of the limitation in this Section 7.4(c) shall not take into account) any losses for any breach of any representation or warranty under Section 4.1 (Organization and Qualification of Seller and Parent), Section 4.2 (Authority of Seller and Parent), Section 4.3 (No Conflicts), Section 4.6(a) (Title to Assets), Section 4.8 (Taxes), Section 4.12 (Employee Benefits), Section 4.16 (Environmental), or Section 4.25 (Brokers and Finders), or for any fraudulent or intentional breaches of any representations or warranties set forth in this Agreement, and such losses shall not be counted in determining whether the Indemnification Cap has been exceeded.  Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall Seller be liable to the Indemnified Parties (or any of them) for indemnification hereunder for any amount in excess of the Purchase Price (as finally adjusted in accordance with the provisions hereof).

(d)   The Buyer Indemnified Parties shall not be entitled to recover under Section 7.2 to the extent the matter in question has specifically been reserved for in a line item of the Net Working Capital Amount as determined based on the Final Closing Balance Sheet or has been dealt with in any Closing Apportionment.

(e)   Except as expressly provided in Section 7.2(e) or 7.3(c), an Indemnified Party shall not be entitled to recover under Section 7.2 or 7.3, as applicable, with respect to any Environmental Claim related to or arising from any of the Real Properties, any costs or other losses arising out of such Environmental Claim to the extent such Environmental Claim or such costs or other losses are caused, created, aggravated or exacerbated by any negligence or intentional action of any Indemnified Party or any employee, agent, contractor or invitee thereof.

(f)   The Buyer Indemnified Parties shall not be entitled to recover under Section 7.2(a) for any losses they are (or would be) able to recover through administration of Warranty Claims pursuant to Section 6.12.

7.5   Losses Net of Tax Benefit.  The amount of Claims with respect to which an Indemnified Party is to be indemnified pursuant to this ARTICLE 7 initially shall be determined without regard to any Tax-related benefit.  However, to the extent that the Indemnified Party actually realizes a Tax benefit with respect to any payment for Claims made hereunder through a refund of Taxes or a reduction in the actual amount of Taxes that otherwise would be payable by the Indemnified Party, other than a Tax refund or Tax reduction that is attributable to a deduction that provides only a timing benefit (any of which, a “Tax Benefit”), the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Claims) at such time or times as and to the extent that the Indemnified Party or any Affiliate of such Indemnified Party actually realizes such Tax Benefit.  For this purpose, a Tax Benefit shall be calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Claims for which indemnification was made and treating such Tax items as the last items claimed for any taxable period.  Buyer and Seller agree to provide the other or its designated Representatives with assistance and such documents and records reasonably requested by them that are relevant to their ability to determine when an amount is payable to, or receivable from, the other Party pursuant to this Section 7.5, including copies of such portions of Tax Returns, estimated Tax payments, schedules and related supporting documents as are reasonably necessary, provided that the Party receiving such information and documents shall, and shall cause each of its Affiliates to, maintain all such information and documents in confidence, not disclose any such information or documents to any Person (except as required by applicable Law), and not use any information or documents for its own benefit or the benefit of any Third Party.  If any adjustments are made to any Tax Return relating to the Indemnified Party for any taxable period as a result of or in settlement of any audit or other Proceeding or as the result of the filing of an amended Tax Return to reflect the consequences of any determination made in connection with any such audit or Proceeding and if such adjustment results in any change in the amount of any Tax Benefit, appropriate payments will be made between the Indemnifying Party and the Indemnified Party in accordance with the previous sentence to properly reflect such adjustment amount.

7.6   Losses Net of Insurance.  The amount of indemnification that an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party under this ARTICLE 7 shall be reduced, including retroactively, by (but only to the extent of) any insurance proceeds from a Third Party insurer that are actually recovered by such Indemnified Party or any of its Affiliates in respect of the matter giving rise to such indemnification claim, net of (a) any deductible paid to a Third Party insurer related to such insurance claim and (b) net of any Tax imposed on such insurance proceeds.

7.7   Cooperation. Subject to the provisions of Section 7.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the Parties shall reasonably cooperate in the investigation and defense of said Third Party Claim.

7.8   Third Party Claims.

(a)   Promptly following the receipt of notice of a Third Party Claim in respect of which an Indemnified Party intends to assert a claim for indemnification under this ARTICLE 7, Buyer (in the case of a Buyer Indemnified Party asserting such claim) or Seller (in the case of a Seller Indemnified Party asserting such claim) (i) shall give the Indemnifying Party prompt written notice of such Third Party Claim (including providing a copy thereof), shall provide a reasonable summary of the facts and circumstances giving rise to such Third Party Claim, and shall specify in such written notice the specific basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted, and (ii) shall tender the defense of such Third Party Claim to the Indemnifying Party.  The failure of Buyer or Seller (as applicable) to give such prompt written notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this ARTICLE 7, except to the extent the Indemnifying Party is prejudiced thereby.

(b)   Except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right (but not the obligation) to, contest, defend, litigate or settle such Third Party Claim.  If the defense of a Third Party Claim is tendered to the Indemnifying Party and within twenty-one (21) days thereafter the Indemnifying Party accepts such tender by written notice to the Indemnified Party, then upon acceptance of such tender, the Indemnifying Party shall have exclusive control over the investigation, defense, litigation and any settlement of such Third Party Claim; provided, however, that the Indemnified Party shall have the right to be represented by counsel of its choosing at its own expense (which expense shall not be included in any indemnifiable losses) in any such investigation, defense, litigation or settlement conducted by the Indemnifying Party.  The Indemnifying Party shall lose its right to contest, defend, litigate and/or settle the Third Party Claim if it shall fail to reasonably and diligently contest, defend, litigate and/or settle such Third Party Claim.  All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to timely accept a tender of the defense of a Third Party Claim pursuant to this Section 7.8(b), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate or settle such Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable, good faith and upon the advice of counsel, to defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, however, that at least ten (10) days prior to any such settlement being entered into, written notice of such settlement, including the material terms thereof, is given to the Indemnifying Party.  If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim.

(c)   Notwithstanding anything contained in this Section 7.8 to the contrary, an Indemnifying Party shall not be entitled to assume any defense of a Third Party Claim hereunder if (i) the claim for indemnification is with respect to a criminal Proceeding, action, indictment, allegation or investigation, or (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim.

(d)   Notwithstanding anything to the contrary in this ARTICLE 7, (i) if there is a reasonable probability that any Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, including where equitable relief is sought or where the Third Party Claim involves a material customer or material supplier of the Indemnified Party, then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim, subject to the Indemnified Party’s obligation to reasonably, diligently and in good faith contest, defend, litigate or settle such Third Party Claim, and (ii) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim without the prior written consent of the Indemnified Party.

7.9   Other Indemnification Matters.

(a)   Amounts paid by Seller for indemnification under this ARTICLE 7 shall be deemed to be an adjustment to the Base Price.

(b)   For purposes only of calculating the dollar value of any Claims under Section 7.2 or 7.3 arising, directly or indirectly, from or in connection with a breach of a representation, warranty, covenant or agreement herein or in any other Transaction Document (but not for purposes of determining whether a breach of any such representation, warranty, covenant or agreement has occurred), all references to “material,” “materiality,” “in all material respects,” or similar phrases or qualifiers contained in such representations, warranties covenants and agreements shall be disregarded.

(c)   Except as set forth in Section 7.4, the covenants and agreements of Seller, Parent and Buyer contained herein shall survive the Closing without limitation as to time or any other limitation, unless the covenant or agreement specifies a term, in which case an Indemnified Party shall be entitled to recover so long as a claim has been asserted by written notice on or prior to a date that is sixty (60) days following the end of such specified term.

7.10   Indemnification Exclusive Remedy.  Except as specifically set forth in this Agreement, indemnification pursuant to the provisions of this ARTICLE 7 shall be the sole and exclusive remedy of the Parties relating to any breach of any representation or warranty or other Claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.  Subject to the last sentence of this Section 7.10, Buyer (for itself and on behalf of the other Buyer Indemnified Parties), hereby waives to the fullest extent permitted under applicable Law, and agrees not to assert in any Proceeding of any kind, any and all rights, Claims and causes of action for contribution or other rights of recovery, including any such Claim arising under CERCLA or any equivalent state or local Laws that they may now or hereafter have with respect to environmental matters, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Agreement.  Notwithstanding anything contained herein to the contrary, the Parties agree that nothing contained herein shall preclude any Party from seeking any remedy (without limitation) based upon (a) intentional misconduct in respect of any breach of any representation, warranty, covenant or agreement set forth in this Agreement, (b) equitable remedies consisting of specific performance or injunctive relief in respect of any breach of any covenant or agreement to be performed after Closing, or (c) fraud.

ARTICLE 8

MISCELLANEOUS

8.1   Notices.  All notices and other communications required or permitted by this Agreement shall be in writing and shall be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers (with confirmation of transmission) and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number or Person as a Party may designate by notice to the other Parties):

(a)   If to Seller:

Imperial Group, L.P.
c/o Accuride Corporation
7140 Office Circle
Evansville, Indiana 47715
Attention:  General Counsel
Tel:  (812) 962-5068
Fax:  (812) 962-5470

with a copy (which shall not constitute notice to Seller) to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004
Attention:  Garth D. Stevens
Tel:  (602) 382-6313
Fax:  (602) 382-6070

(b)   If to Parent:

Accuride Corporation
7140 Office Circle
Evansville, Indiana 47715
Attention:  General Counsel
Tel:  (812) 962-5068
Fax:  (812) 962-5470

with a copy (which shall not constitute notice to Parent) to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004
Attention:  Garth D. Stevens
Tel:  (602) 382-6313
Fax:  (602) 382-6070

(c)   If to Buyer:

Imperial Group Manufacturing, Inc.
c/o Wynnchurch Capital, Ltd.
6250 N. River Road
Suite 10-100
Rosemont, IL 60018
Attention:  Brian Crumbaugh
Tel:  (847) 604-6100
Fax:  (847) 604-6105

with a copy (which shall not constitute notice to Buyer) to:

Lindquist & Vennum LLP
Attention Peter V. Michaud
4200 IDS Center
80 S. 8th Street
Minneapolis, MN  55402
Tel: (612) 371-2477
Fax: (612) 371-3207

or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 8.1.

8.2   Transaction Expenses.  Buyer shall pay its own, and Parent and Seller shall pay their own fees and expenses incurred in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.

8.3   Entire Agreement.  This Agreement, the Cover Letter and the Transaction Documents collectively constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede and replace all prior and contemporaneous agreements, instruments, communications, understandings and representations, written or oral, among the Parties or any of their Affiliates or Representatives, with respect to the subject matter hereof and thereof, including the letter of intent executed by Parent, Seller and Wynnchurch Capital, Ltd. on behalf of Buyer on January 2, 2013.

8.4   Non-Waiver.  The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized Representative of the waiving Party, and then only to the extent stated in such writing.

8.5   Counterparts and Electronic Signatures.  The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.  The Parties may deliver an executed copy of this Agreement (and an executed copy of any of the Transaction Documents contemplated by this Agreement) by facsimile or other electronic transmission to the other Party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other Transaction Document).

8.6   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

8.7   Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, including third party beneficiary rights, except that the Indemnified Parties that are not Parties shall be third party beneficiaries of ARTICLE 7 and any related provision of this Agreement.

8.8   Assignability.  Except as set forth herein, this Agreement shall not be assignable by any Party except with the prior written consent of the other Parties; provided that Buyer may assign all of its rights and obligations under this Agreement (a) to one or more of its Affiliates; (b) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; and (c) to any subsequent purchaser of Buyer (whether any such sale is structured as a sale of equity, a sale of assets, a merger or otherwise), provided such subsequent purchaser agrees in writing to be bound by and perform the obligations of Buyer under Section 2.10.  No assignment shall relieve the assigning Party of any of its obligations hereunder.

8.9   Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that State (without regard to conflicts of laws principles that would require the application of any other law).

8.10   Waiver of Trial by Jury.  Each of the Parties waives the right to a jury trial in connection with any Proceeding seeking enforcement of such Party’s rights under this Agreement or in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether or existing or hereafter arising, and whether in contract, tort, equity or otherwise.

8.11   Consent to Jurisdiction.  Seller and Buyer each agree to the exclusive jurisdiction of any state or federal court situated in the State of Delaware, in the County of New Castle, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 8.1, and service so made shall be treated as completed when received.  Seller and Buyer each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right of Seller, Parent or Buyer to serve legal process in any other manner permitted by applicable Law.

8.12   Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of Seller, Parent and Buyer.

8.13   Dates and Times.  Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement.  All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by either Party of any action, covenant, agreement, obligation or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided.  Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 p.m. (Central Standard Time) on the last day of the applicable time period provided for herein.  If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by either Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.

8.14   Joint Preparation.  This Agreement and each agreement or instrument entered into by the Parties pursuant to the provisions hereof shall be considered for all purposes as having been prepared through the joint efforts of the Parties.  No presumption shall apply in favor of any Party in the interpretation of this Agreement or any such other agreement or instrument or in the resolution of any ambiguity of any provision hereof or thereof based on the preparation, substitution, submission or other event of negotiation, drafting or execution hereof or thereof.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement on the date first above written.

Seller:
IMPERIAL GROUP, L.P., a Delaware limited partnership
By: Imperial Group Holding Corp. - 1, a
Delaware corporation
Its: General Partner
By: /s/ Stephen A. Martin
Name: Stephen A. Martin
Its: Secretary of General Partner
Parent:
ACCURIDE CORPORATION, a Delaware corporation
By: /s/ Stephen A. Martin
Name: Stephen A. Martin
Its: Secretary
Buyer:
IMPERIAL GROUP MANUFACTURING, INC., a Delaware corporation
By: /s/ Brian Crumbaugh
Name: Brian Crumbaugh
Its: Vice President

[Signature Page to Asset Purchase Agreement]